.                                                Exhibit 10.1

DATED     15 October, 2015

SHARE PURCHASE AGREEMENT
relating to the sale and purchase of the whole of the issued share capital of Stanley House Distribution Limited

CONTENTS

1	DEFINITIONS AND INTERPRETATION 3

2	SALE AND PURCHASE 10

3	CONSIDERATION 11

4	COMPLETION 11

5	POST-COMPLETION OBLIGATIONS 12

6	WARRANTIES 13

7	LEAKAGE 14

8	INDEMNITY 15

9	RESTRICTIVE COVENANTS 16

10	CONFIDENTIALITY 17

11	TAX 17

12	GENERAL 17

13	ASSIGNMENT 18

14	ENTRIRE AGREEMENT 18

15	NOTICE 19

16	PROCESS AGENT 19

17	COUNTERPARTS 20

18	GOVERNING LAW AND JURISDICTION 20

19	REPRESENTATIONS AND WARRANTIES OF CVSL 20

20	CVSL UNDERTAKING 22

SCHEDULE 1 Target                                         23
SCHEDULE 2 Warranties                                     25
SCHEDULE 3 Warranty Limitations                                 54
SCHEDULE 4 Taxation                                        59

DATE OF AGREEMENT                                 15 October, 2015

PARTIES

(1)	Those persons whose names and addresses are set out in Part 3 of Schedule 1 (“Sellers”);

(2)	TRILLIUM POND AG, a company incorporated in Switzerland whose address is at c/o CVSL AG, Hertensteinstrasse 51 6004, Luzern (the “Buyer”); and

(3)	CVSL INC., a company incorporated in the U.S.A (Key ID 103392095) whose office is at 2400 Dallas Parkway Suite 230 Plano, TX 75093-4371 United States (“CVSL”).

INTRODUCTION

A	The Sellers are the legal and beneficial owner of the whole of the issued share capital of the Target.

B	The Sellers have agreed to sell the whole of the issued share capital of the Target to the Buyer on the terms of this agreement.

IT IS AGREED THAT:

1	DEFINITIONS AND INTERPRETATION

1.1	In this agreement the following words and expressions shall have the following meanings.

“A Ordinary Shares” means A Ordinary Shares of £1.00 each in the capital of the Target.

Agreed Claim means any claim made by the Buyer under this Agreement which is either:

(a)	agreed by the Sellers and the Buyer (or their respective solicitors) in writing; or

(b)
adjudged final by any judgment or settlement order, that judgment or order being incapable of appeal or the Sellers or the Buyer, having elected in writing not to appeal, or any time period for appeal having expired without the relevant right of appeal having been validly exercised.

“ASB” means the Accounting Standards Board Limited, a company registered in England and Wales (registered number 2526824), or such other body prescribed by the Secretary of State from time to time pursuant to the Companies Acts.

“Associate” means any person, firm or company which is a connected person (as defined in section 1122 of CTA 2010) of the Sellers, or which is an associated company of the Sellers within the meaning of section 449 of CTA 2010 (but as if in section 450 CTA 2010 there were substituted for the words “the greater part” wherever they appear the words “20% or more”) but excluding the Target Group.

“Authority” means any local, national, multinational, governmental or non-governmental authority, statutory undertaking, agency or public or regulatory body (whether present or future) which has jurisdiction over the Business (within the Restricted Area or otherwise) or any decision, consent or licence which is required to carry out the Business and “Authorities” will be construed accordingly.
“B Ordinary Shares” means B Ordinary Shares of £1.00 each in the capital of the Target.

“Business” means the business carried on by the Target Group as at, and before, Completion and includes any part of it.

“Business Day” means any day (other than a Saturday, Sunday or a bank or public holiday in London or New York City, USA).

“Buyer’s Group” means the Buyer, any subsidiary of the Buyer, any holding company of the Buyer and any subsidiary of any holding company of the Buyer, from time to time.

“Buyer’s Solicitors” means Addleshaw Goddard LLP of 100 Barbirolli Square, Manchester, M2 3AB.

“Buyer’s Solicitors’ Account” means the sterling client account maintained by the Buyer’s Solicitors from time to time.

“Capex Schedule” means the schedule of capital expenditure items contained at document 108 of the Disclosure Bundle.

“Cash Consideration” means the Consideration due in cash under clause 3.1(a) of this agreement.

“Cash Outlay” means the amount of any cash payment which the Target Group has paid to any person (other than a member of the Target Group or Buyer’s Group or any shareholder of any member of the Target Group or Buyer's Group who is entitled to exercise or to control the exercise of 30% or more of the votes able to be cast on all or substantially all matters at general meetings of such member) as a direct consequence of circumstances giving rise to a breach of Warranty or claim under the Tax Covenant which in the absence of agreement between the Sellers and the Buyer shall be as certified in writing by the Target Group’s auditors acting as experts.

“Companies Acts” has the meaning set out in section 2 of the Companies Act 2006 and includes any enactment passed after the Companies Act 2006 which may, by reason of that or any other enactment, be cited together with the Companies Act 2006 as “the Companies Acts”.

“Completion” means completion of the sale and purchase of the Target Shares in accordance with this Agreement.

“Completion Date” means the date of this Agreement.

“Confidential Business Information” means all or any information of a secret or proprietary or confidential nature (however stored) and not publicly known which is owned by the Target Group or which is used in or otherwise relates to the business, Customers or financial or other affairs of the Target Group, including, without limitation, information relating to:

(a)	the business methods, technical processes, corporate plans, management systems, finances, new business opportunities or development projects of the Target Group; or

(b)
the marketing or sales of any past or present or future products, goods or services of the Target, including, without limitation, Customer names and lists and other details of Customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys and advertising and other promotional materials; or

(c)	future projects, business development or planning, commercial relationships and negotiations; or

(d)	any trade secrets or other information relating to the provision of any product or service of the Target Group.
“Consideration” means the amount payable for the Target Shares calculated in accordance with clause  3.

“Convertible Notes” means the instruments delivered from the Buyer to the Sellers in accordance with clause 3 of this Agreement.

“CTA 2010” means the Corporation Tax Act 2010.

“Customer” means each of the distributors of the Target Group and the end purchaser(s) of any products sold directly by the Target.

“CVSL Shares” means shares of common stock in CVSL issued and credited as fully paid and ranking pari passu with all shares of common stock in CVSL at the time of their issue and subject to any applicable restrictions which may be placed thereon.

“Deferred Shares” means Deferred Shares of £0.001 each in the capital of the Target.

“Disclosure Bundle” means the disclosure bundle in the agreed form annexed to the Disclosure Letter.

“Disclosure Letter” means the letter in the agreed form dated the same date as this Agreement from the Sellers to the Buyer relating to the Warranties and the Tax Warranties.

“Domain Names” means the domain names listed in the Disclosure Letter.

“EC Treaty” means the Treaty of Rome 1957 as amended.

“Environment” means the natural and man-made environment including:

(a)	land, including without limitation, surface land, sub-surface strata, sea bed and river bed under water (as defined in paragraph (b)) and natural and man-made structures;

(b)	water, including, without limitation, coastal and inland waters, surface waters, aquatic sediment, ground waters, and water in drains and sewers;

(c)	air, including, without limitation, air inside buildings and other natural and manmade structures above or below ground; and

(d)	any living systems or organisms supported by the media set out in (a), (b) or (c) above.

“ESH Law” means all international, EU, national, state, federal, regional or local laws, common law, statutes, ordinances, directives, regulations, decisions, notices, directions, standards, codes of practice, judgments, decrees or orders, the requirements and conditions of all ESH Permits, agreements, circulars, guidance notes (statutory or otherwise), and judicial and administrative interpretations of each of the foregoing concerning (without limitation) the protection of or harm to human health or the Environment or the conditions of the work place and worker and process safety, or the generation, transportation, storage, treatment or disposal of any Hazardous Substance, in each case as enacted, amended, replaced or supplemented from time to time.

“ESH Permits” means any permits, consents, licences, certificates, notices, filings, lodgements, agreements, directions, declarations, registrations, notifications, exemptions, variations, renewals, permissions and amendments and other authorisations and approvals including any conditions thereof required or provided under ESH Law for the operation of the Target’s business or its occupation or use of the Property.

“EU” means the European Union.

“Fiduciary” means a trustee, guardian, executor, administrator, receiver or any other person holding a legal or ethical relationship of trust with one or more parties.

“Financial Period” means four-week periods, in accordance with the four-week Financial Periods the Target has used in the Management Accounts.

“GAAP” means generally accepted accounting practices, principles and standards in compliance with all applicable laws in the United Kingdom including without limitation the legal principles set out in the Companies Acts, rulings and abstracts of the ASB and guidelines, conventions, rules and procedures of accounting practice in the United Kingdom which are regarded as permissible by the ASB.

“Hazardous Substance” means any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour) or organism (including genetically modified organisms) whether alone or in combination with any other substance capable of causing harm or damage to the Environment or human health or welfare or which restricts or makes more costly the use, development, ownership or occupation of any property including but not limited to asbestos or any controlled, hazardous, toxic or dangerous chemical, substance or waste.

“Intellectual Property” means any patents, trademarks, service marks, registered designs, utility models, design rights, copyright (including copyright in computer software), database rights, semi-conductor topography rights, inventions, trade secrets and other confidential information, know-how, business or trade names (including internet domain names and e-mail address names) and all other intellectual and industrial property and rights of a similar or corresponding nature in any part of the world, whether registered or not or capable of registration or not and including the right to apply for and all applications for any of the foregoing rights and the right to sue for infringements of any of the foregoing rights.

“IP Licences” means any licences, sub-licences, agreements, authorisations and permissions whether express or implied, relating to the use, enjoyment and/or exploitation by:

(a)	the Target Group of any Third Party Intellectual Property Rights; and

(b)	any third party of any Target Group Intellectual Property Rights.

“Last Audited Accounts” means the audited consolidated balance sheet of the Target Group as at the Last Audited Accounts Date and the consolidated audited profit and loss account of the Target Group made up to the Last Audited Accounts Date and the auditor’s and the directors’ reports and notes thereon.

“Last Audited Accounts Date” means 29 February 2015.

“Management Accounts” means the unaudited balance sheet and profit and loss account of the Target Group for the Financial Periods from the Last Audited Accounts Date and ended on the Management Accounts Date included in the Disclosure Bundle.

“Management Accounts Date” means 12 September 2015.

“Ordinary Course of Business” means an action taken or omission which is consistent with the past customs and practices of the Target Group, including past practice with respect to quantity, amount, magnitude and frequency and standard employment policies and past practices with respect to management of cash and working capital, which is taken in the ordinary course of the normal day-to-day operations of the Target Group.
“Property” as used in this Agreement and including as otherwise specified in Schedule 2, means each item of tangible personal property including, without limitation, all office equipment, furniture, vehicles, machinery and equipment, tools, papers, documents, effects, and consisting and all other items, other than real property, owned or leased by the Target Group used or acquired for operating the business of the Target.

“Registered Intellectual Property Rights” means the registered Intellectual Property listed in the Disclosure Letter.

Relevant CVSL Share Price means the weighted average of the closing prices for CVSL Shares for each of the 10 trading days ending with the trading day five (5) Business Days preceding a Claim becoming an Agreed Claim.

“Security Interest” means any mortgage, charge, assignment or assignation by way of security, guarantee, indemnity, debenture, hypothecation, pledge, declaration of trust, lien, right of set off or combination of accounts or any encumbrance or security interest whatsoever, howsoever created or arising and whether monetary or not.

“Sellers’ Solicitors” means Fladgate LLP, 16 Great Queen Street, London WC2B 5DG (ref: JAL/26242/0007).

“Sellers’ Solicitors’ Account” means the sterling client account maintained by the Sellers’ Solicitors from time to time, details of which will be provided to the Buyer’s Solicitors in advance of Completion.

“Share Consideration” means the CVSL Shares to be issued to the Sellers in accordance with clause 3.1(c).

“Shareholder Loan Letters” the letters in the agreed form from the Target to each of the Sellers confirming that, inter alia, following the occurrence of the matters set out in clause 4.5(d) the Shareholder Loans have been fully and finally settled by the Sellers.

“Shareholder Loans” means the loan of £750,100 from the Target to Robert Way and the loan of £249,900 from the Target to Andrew Lynton Cohen.

“Subsidiary” means Betterware Limited, brief details of which are set out in Part 2 of Schedule 1.

“Systems” means the computer, telecommunications and networking hardware and software and other information technology owned or used by the Target Group.

“Target” means Stanley House Distribution Limited, a company incorporated in England (Company Number 07960280); whose registered office is at Unit 2 Hurricane Park, Hartlands Parkway, Birmingham, B7 5PJ.

“Target Group” means the Target and the Subsidiary, and references to the Target Group refer to all or to any member of the Target Group.

“Transaction Documents” means this agreement, the Disclosure Letter, the Convertible Notes, and each of the documents referred to in this Agreement as being in the agreed form.

“Target Shares” means all of the 67,000 (sixty-seven thousand) A Ordinary Shares, the 22,320 (twenty-two thousand three hundred and twenty) B Ordinary Shares and the 10,680 (ten thousand six hundred eighty) Deferred Shares.

“Target Group Intellectual Property Rights” means all the Intellectual Property owned by the Target Group including, without limitation, the Intellectual Property set out in the Disclosure Letter.

“Tax Covenant” has the meaning given to it in Schedule 4.

“Tax Warranties” has the meaning given to it in Schedule 4.

“Third Party Intellectual Property Rights” means all Intellectual Property used or exploited exclusively in or in connection with the Target Group but not owned by the Target Group, including, without limitation, all of the Intellectual Property listed in the Disclosure Letter.

“UKLA” means the Financial Conduct Authority acting in its capacity as the UK Listing Authority.

“US Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute.

“US Person” means:
(a)Any natural person resident in the United States;

(b)	Any partnership or corporation organised or incorporated under the laws of the United States;
(c)Any estate of which any executor or administrator is a U.S. person;
(d)Any trust of which any trustee is a U.S. person;
(e)Any agency or branch of a foreign entity located in the United States;

(f)	Any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

(g)	Any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organised, incorporated, or (if an individual) resident in the United States; and
(h)Any partnership or corporation if:
(i)    organised or incorporated under the laws of any foreign jurisdiction; and

(ii)
formed by U.S. person principally for the purpose of investing in securities not registered under the US Act, unless it is organised or incorporated, and owned, by accredited investors who are not natural persons, estates or trusts.

“Warranties” means the warranties set out in Schedule 2, and Warranty shall mean any one of them.

1.2	Unless the context otherwise requires, all words and expressions which are defined in the Companies Acts shall have the same meanings in this agreement.

1.3	Unless the context otherwise requires:

(a)	words denoting the singular include the plural and vice versa;

(b)	words denoting any gender include all other genders;

(c)	any reference to “persons” includes individuals, bodies corporate, companies, partnerships, unincorporated associations, firms, trusts and all other legal entities;

(d)	all references to time are to London time;

(e)	any reference to a party is to a party to this agreement.

1.4
Clause headings are for convenience only and shall not affect the interpretation of this agreement. Any reference to a clause, sub-clause, paragraph or schedule is to the relevant clause, sub-clause, paragraph or schedule of this agreement.

1.5	The schedules to this agreement shall for all purposes form part of this agreement.

1.6	Any reference to a document being in the “agreed form” means a document in a form agreed by the parties and initialled by, or on behalf of, each of them for the purposes of identification.

1.7	A person will be deemed to be connected with another person if the person is connected with such other person within the meaning of sections 1122 and/or 1123 of the Corporation Taxes Act 2010.

1.8
Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms. References to any English statutory provision or English legal term for any action, remedy, method of judicial proceeding, document, legal status, court, official or any other legal concept or thing shall, in respect of any body-corporate, incorporated in any jurisdiction other than England, be deemed to refer to and include any equivalent or analogous action, remedy, method of judicial proceeding, document, legal status, court, official or other legal concept or thing or what most nearly approximates in that jurisdiction to the English statutory provision or English legal term and vice versa in respect of any statutory provision or legal term of any jurisdiction other than England.

1.9
For the purposes of this agreement, where any amount is required to be converted from one currency to another the relevant exchange rate shall be the mid-market rate published by the Financial Times in relation to the Business Day prior to the date of calculation.

1.10	The obligations and liabilities on the part of the Sellers contained in or arising under this agreement are several and are not joint and several and shall be construed accordingly.

2	SALE AND PURCHASE

2.1
Subject to the terms and conditions of this agreement, each of the Sellers, shall sell or procure the sale, in each case with full title guarantee, and the Buyer shall purchase the number of Target Shares set out opposite his or her name in Part 3 of Schedule 1, with effect from Completion.

2.2	The Sellers covenant with the Buyer that:

(a)	the Target Shares are fully paid (or credited as fully paid) and constitute the whole of the allotted and issued share capital of the Target;

(b)
the Sellers are entitled to sell and transfer or procure the sale and transfer of the full legal and beneficial ownership of the Target Shares to the Buyer on the terms set out in this agreement without the consent of any third party; and

(c)
the Target Shares will be sold and transferred to the Buyer free from all Security Interests and together with all accrued benefits and rights attaching or accruing to the Target Shares, including all dividends declared on or after the Completion Date.

(d)	neither they nor any person or entity for whom they act as a Fiduciary is a U.S. Person;

(e)
at the time heads of agreement were entered into for the sale and purchase of the Target Shares, they were outside the United States and are outside the United States as of the date of the execution and delivery of this Agreement

(f)	they are not acquiring any CVSL Share on behalf of any and the sale has not been prearranged with a purchaser in the United States;

(g)
all offers and sales of CVSL Shares will be made (i) outside the United States in compliance with Rule 903 or Rule 904 of Regulation S; (ii) pursuant to registration of the     Shares under the US Act; or (iii) pursuant to an exemption from such registration.

2.3
On signing of this agreement the Buyer will provide to the Sellers as evidence of the authority of each person entering into this agreement or any document to be entered into in connection with this agreement on behalf of the Buyer, a certified copy of a resolution of the board of directors (or a duly authorised committee) of the Buyer and/or a power of authority conferring such authority.

3.	CONSIDERATION

3.1	The aggregate purchase price to be paid by Buyer to the Sellers for the Target Shares (“the Consideration”) will be equal to the aggregate of:

(a)	£1,000,000 in cash (payable as to £750,100 to Robert Way and as to £249,900 to Andrew Cohen) in accordance with clause 4.2; plus

(b)	£3,748,039 in Convertible Notes; plus

(c)	976,184 CVSL Shares (representing a cash equivalent of £1,110,530).

4.	COMPLETION

4.1
Completion shall take place at the offices of the Buyer’s Solicitors immediately after the signing of this Agreement when each of the events set out in clauses 4.3 to 4.5 shall occur. The Buyer shall not be obliged to Complete unless all the Target Shares are purchased simultaneously.

4.2
Each of the Sellers hereby directs the Buyer to and the Buyer shall pay the Cash Consideration due to each Seller under clause 3.1(a) to the Target on Completion for and on behalf of the Sellers in settlement of the Shareholder Loans and the Buyer acknowledges and agrees that such payment is in full and final settlement of the Shareholder Loans for all purposes and the Buyer will procure that the Sellers have no further liability to the Target on and following Completion in respect of the principal amount of the Shareholder Loans.

4.3	At Completion, the Sellers shall deliver or make available to the Buyer at the Company’s offices:

(a)	duly completed and executed transfers of the Target Shares in favour of the Buyer or as the Buyer directs;

(b)	the certificates for the Target Shares;

(c)	the resignations of all of the Directors and Secretaries of the Target Group, save Robert Way, in the agreed form;

(d)	the certificate of incorporation (and, where relevant, any certificate of incorporation on change of name) of the Target Group;

(e)	all minute books of each member of the Target Group duly made up to Completion;

(f)	the register of members and other statutory registers of the Target Group duly made up to Completion;

(g)
all books of accounts and documents of record and all other documents in the possession, custody or control of the Sellers in connection with each member of the Target Group, all complete and up to date; and

(h)
bank statements of all bank accounts of the Target Group as at a date not more than 1 Business Day prior to Completion together with bank reconciliation statements in respect of each such account made up to Completion.

4.4	At Completion, a board meeting of the Target (and where necessary the Subsidiary) shall convened and held at which, with effect from Completion:

(a)	the transfer referred to in clause 4.3(a) shall (subject to stamping and subject to the Buyer satisfying its obligations pursuant to clause 4.5) be approved and registered;

(b)	such persons as the Buyer may nominate shall be appointed as directors and as the secretary of the Target and the resignations referred to in clause 4.3(c) shall be submitted and accepted;

(c)	all authorities to the bankers of the Target Group relating to bank accounts shall be revoked, save those of Robert Way, Rachel Boxall and Dianne Merrix;

(d)	the accounting reference date of the Target shall be changed to 31 December.

4.5	Upon completion of all of the matters specified in clauses 4.3 and 4.4, the Buyer shall:

(a)
procure that the aggregate Cash Consideration is transferred to the Target in accordance with clause 4.2, which shall constitute good discharge of the Buyer’s obligation with respect to the Cash Consideration;

(b)	issue to Sellers in the following principal amounts the Convertible Note(s) referred to in clause 3, duly executed by the Buyer and by CVSL:

(i)	Robert Way: £2,811,404 Convertible Notes

(ii)	Andrew Cohen: £936,635 Convertible Notes

(c)	procure the issue of the Consideration Shares by CVSL to the Sellers in accordance with clause 4.6; and

(d)	procure that book entries are made in the Target’s books of account showing the settlement by the Sellers of the Shareholder Loans; and

(e)	procure that the Target executes and delivers the Shareholder Loan Letters to each of the applicable Sellers.

4.6	CVSL will issue the Consideration Shares to the Sellers on the date of Completion in the following amounts:
(a)Robert Way: 732,236 CVSL Shares; and
(b)Andrew Cohen: 243,948 CVSL Shares.

4.7
On Completion, the Buyer will procure that the Subsidiary enters into a joint election under section 431(1) Income Tax (Earnings and Pensions) Act 2003 in respect of the CVSL Shares issued to Robert Way under clause 4.6(a).

5.	POST-COMPLETION OBLIGATIONS

5.1
Each Seller undertakes that, immediately following Completion until such time as the transfer of the Target Shares registered in his name or the name of his nominee has been registered in the register of members of the Target, that Sellers will hold the Target Shares registered in his name or will procure that the Target Shares registered in the name of his nominee are held on trust for and as nominee for the Buyer or its nominees and undertakes to hold all dividends and distributions and exercise all voting rights available in respect of such Target Shares (or, as applicable, to procure that all such dividends and distributions are held and all such voting rights are exercised) in accordance with the directions of the Buyer or its nominees and if any Seller is in breach of the applicable undertakings contained in this clause 5, he irrevocably authorises the Buyer to appoint some person or persons to execute all instruments or proxies (including consents to short notice) or other documents which the Buyer or its nominees may reasonably require and which may be necessary to enable the Buyer or its nominees to attend and vote at general meetings of the Target and to do any thing or things necessary to give effect to the rights contained in this clause 5.1.

5.2
At any time after Completion, the Sellers shall (and shall use their best efforts to procure that any necessary third party shall) sign and execute all such documents and do all such acts and things (other than the payment of stamp duty) as the Buyer may reasonably require for effectively vesting the Target Shares in the Buyer.

5.3
The Sellers shall for a period of twelve (12) months following Completion use reasonable endeavours to provide reasonably promptly all such information relating to the Target Group, its business and affairs within its custody, possession or control as the Buyer shall reasonably request.

5.4
The Buyer shall for a period of twelve (12) months following Completion provide or make available reasonably promptly, all such information which is reasonably necessary relating to the Target, its business and affairs within its custody, possession or control as any Seller shall reasonably request for the purposes of his financial or taxation affairs and fulfilling other legal or regulatory requirements.

5.5
Within 10 days of each issue to Robert Way of any shares in the capital of CVSL under or pursuant to the Convertible Notes, the Buyer will procure that the Subsidiary enters into a joint election under section 431(1) Income Tax (Earnings and Pensions) Act 2003 in respect of such shares.

6.	WARRANTIES

6.1	Each Seller severally warrants to the Buyer on the terms of the Warranties and Tax Warranties, subject only to:

(a)	any matter fairly disclosed in or in accordance with the Disclosure Letter;

(b)	the limitations and qualifications set out in this clause 6 and Schedule 3; and

(c)	in relation to the Tax Warranties only, the limitations and qualifications set out in Part 3 of Schedule 4.

6.2
Any Warranty which is qualified by the expression "so far as the Sellers are aware" or any similar expression will be treated, in relation to that Warranty, as referring to the actual knowledge, information, belief or awareness of the Sellers at the date on which the relevant Warranty is given and to the knowledge, information, belief or awareness that the Sellers would have had at that date had they made due and careful enquiries into any matters to which the relevant Warranty may relate of each other Seller and Rachel Boxall, Dianne Merrex and Andy Barton.

6.3
The Buyer confirms to the Sellers that as at the date of this agreement it has no actual knowledge of any fact which it is actually aware would entitle it immediately after Completion to bring a claim against the Sellers for breach of the Warranties. For these purposes, the Buyer shall be deemed to have actual knowledge of anything of which Matt Howe, Severin Kaufmann, Ryan Mack and/or John Rochon, Jr. are actually aware.

6.4
Each Warranty and Tax Warranty shall be construed as a separate and independent warranty and, except where expressly stated, shall not be limited or restricted by reference to or inference from the terms of any other warranty or any other provision of this agreement.

6.5
The rights and remedies of the Buyer in respect of any breach of the Warranties or the Tax Warranties shall not be affected by completion of the purchase of the Target Shares, by any investigation made by or on behalf of the Buyer into the affairs of the Target, by its rescinding or failure to rescind this agreement, by any failure to exercise or delay in exercising any right or remedy or by any other event or matter whatsoever, except a specific and duly authorised written waiver or release expressly referring to such breach.

6.6
The Sellers agree to waive any claim or remedy or right which they may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Target or a director, officer or employee of the Target for the purpose of assisting the Sellers in giving any warranty, representation, undertaking or covenant, in preparing the Disclosure Letter and in entering into this agreement or any agreement or document entered into pursuant to this agreement.

6.7
Notwithstanding any other provisions of this agreement or any other agreement or document entered into pursuant to this agreement, none of the limitations contained in this clause 6 or Schedule 3 shall apply to:

(a)	any claim relating to title to the Target Shares or capacity to enter into this agreement; or

(b)
any claim for breach of the Warranties or the Tax Warranties or under the Tax Covenant where the fact, matter or circumstance giving rise to the claim arises as a result of the fraud on the part of the Seller concerned.

6.8
When the term “fairly disclosed” is used in this agreement, it means disclosed in the Disclosure Letter with sufficient detail to enable a reasonable purchaser to make a reasonably informed assessment of the relevant matter.

6.9
If any amount is paid by a Seller in respect of a breach of any Warranty or Tax Warranty or otherwise pursuant to this clause 6, in addition to Buyer’s remedies available at law or in equity, the amount of such payment shall be deemed to constitute a reduction in the Consideration payable under this Agreement to such Seller.

7.	LEAKAGE

7.1	The Sellers warrant to the Buyer that as at the date of this Agreement:

(a)
since the Management Accounts Date other than payments due in accordance with the terms of their current employment with the Target Group (which have been disclosed to the Buyer) they, nor any of their Associates, have received any payments of any kind from the Target Group;

(b)	since the Management Accounts Date no share or loan capital of the Target Group held by the Sellers has been created, issued, redeemed, purchased or repaid;

(c)
since the Management Accounts Date no dividend or distribution of profits or assets (including any distribution as defined in Part VI Income and Corporation Taxes Act 1988 (ICTA) and extended by section 418 ICTA), or any bonus or other payment of any nature has been paid or declared or made by any Target Group Company to or in favour of any Seller; and

(d)	the Sellers have not made or entered into any agreement or arrangement relating to any of the matters referred to in this clause 7.1.

7.2
The Sellers undertakes to notify the Buyer in writing promptly after becoming aware of any receipt by the Sellers or any of the payments which would constitute a breach by them of the warranty in clause 7.1.

7.3
Subject to clause 8.5 below, each Seller shall indemnify the Buyer (as trustee for and on behalf of each member of the Buyer's Group) on a £ for £ basis in respect of any breach by such Seller of any of the warranties set out in clause 7.1.

8.	INDEMNITY

8.1
Subject to clause 8.7 but otherwise notwithstanding any other provision of this Agreement, including Schedule 3, Robert Way hereby covenants with and undertakes to indemnify the Buyer and the Subsidiary on demand for themselves and as trustee for their respective successors in title and to keep them indemnified against any and all liabilities and losses incurred, suffered or sustained by them, or any or all of them directly related to any claim against them or penalty levied against them in connection with a deed of surrender dated 28 February 2015 between the Subsidiary and Havelock IOM GP Limited and Havelock Distribution IOM Nominees Limited, which did not result in the Subsidiary’s release from liability for dilapidations for anything arising between 19 December 2014 and 28 February 2015 (“Dilapidation Claim”). Any Dilapidation Claim(s) shall be subject only to the terms and conditions set forth in clauses 8.3 to 8.6 of this clause 8.

8.2
Subject to clause 8.7 but otherwise notwithstanding any other provision of this Agreement, including Schedule 3, Robert Way hereby covenants with and undertakes to indemnify the Buyer and the Subsidiary on demand for themselves and as trustee for their respective successors in title and to keep them indemnified against any and all liabilities and losses incurred, suffered or sustained by them, or any or all of them in connection with the freehold at Stanley House, Park Lane, Castle Vale and the matter referred to in clause 4.2 of document 93 of the Disclosure Bundle (“Freehold Claim”). Any Freehold Claim(s) shall be subject only to the terms and conditions set forth in clauses 8.3 to 8.6 of this clause 8.

8.3
No claim may be brought against Robert Way under clause 8.1 or 8.2 and Robert Way will not be liable for any claim under clause 8.1 or 8.2 unless the aggregate amount of any such claim(s) exceed fifty thousand pounds (£50,000) (exclusive of any liability for costs and interest) (the “Dilapidations Minimum” or “Freehold Minimum” (as applicable)) in which case, Robert Way will be liable for the whole amount claimed (not merely the amounts in excess of the Dilapidations or Freehold Minimum(s)).

8.4
Subject to clause 8.3, as to any claim(s) brought under either clauses 8.1 or 8.2, which in aggregate are equal to or less than four-hundred thousand pounds (£400,000), Robert Way shall be obligated to indemnify the Buyer in accordance with clause 8.1 or 8.2, as applicable, for up to an aggregate of seventy-five percent (75%) of the aggregate amount of such claim(s), with the Buyer liable for the remainder.

8.5
Subject to clauses 8.3 and 8.4, as to any claim(s) brought under 8.1 or 8.2, which in the aggregate, exceed four-hundred thousand pounds (£400,000), Robert Way shall be obligated to indemnify the Buyer in accordance with clause 8.1 or 8.2, as applicable, for the full excess amount in excess thereof.

8.6
The Buyer’s sole remedy in respect of each and every claim brought under either clause 8.1 or 8.2 is pursuant to this clause 8 and the Buyer may not bring and the Sellers will not be liable for a claim against any Seller under any other provision of this agreement in connection with any matter or matters relating to any Dilapidation Claim or Freehold Claim.

8.7
The buyer agrees with and confirms to Robert Way that it will not take any action (whether directly or indirectly, alone or jointly with, through or as adviser, consultant or agent for any person) against Robert Way under or in seeking to enforce any provision of this clause 8.1 to 8.7:

8.7.1	which could or may result in Robert Way being declared bankrupt or otherwise making any compromise with his creditors from time to time; and/or

8.7.2
which would or otherwise cause Robert Way to sell, transfer, encumber, charge or deal in any other way with any part of any interest he now has in his current, main residential property, with an address of [ ].

8.8
Notwithstanding any other provision of this Agreement, including Schedule 3, Robert Way hereby covenants with and undertakes to indemnify the Buyer and the Subsidiary on demand for themselves and as trustee for their respective successors in title and to keep them indemnified against any and all Tax Liabilities incurred, suffered or sustained by them, or any or all of them in connection with the Shareholder Loan in the sum of £750,100 provided to him prior to Completion.

8.9
Notwithstanding any other provision of this Agreement, including Schedule 3, Andrew Lynton Cohen hereby covenants with and undertakes to indemnify the Buyer and the Subsidiary on demand for themselves and as trustee for their respective successors in title and to keep them indemnified against any and all Tax Liabilities incurred, suffered or sustained by them, or any or all of them in connection with the Shareholder Loan in the sum of £249,900 provided to him prior to Completion.

9.	RESTRICTIVE COVENANTS

9.1
The Sellers covenant with the Buyer (for itself and as trustee for each member of the Buyer’s Group) that without the prior written consent of the Buyer, neither the Sellers, nor any of their Associates will either as principal or partner, alone or jointly with, through or as manager, adviser, consultant or agent for any person or in any other capacity whatsoever:

(a)
for a period of three (3) years after the date of Completion directly or indirectly, carry on or be engaged, concerned or interested in the business or industries of selling household, health and beauty products through a multi-level or direct selling network of distributors in the United Kingdom and the Republic of Ireland in competition with the business of the Target Group as carried on at Completion, provided that nothing contained within this clause 9.1(a) shall preclude the Sellers from:

(i)	acquiring a business, an immaterial proportion of which carries on a business in competition with the business of the Target Group;

(ii)
being the registered holder or beneficial owner for investment purposes only of not more than three percent (3%) of the equity share capital of any company listed on the Official List of the UKLA or the AIM market of the London Stock Exchange, NYSE, NYSE MKT, NASDAQ or any other recognised stock exchange; or

(b)	for a period of three (3) years after the date of Completion enter into any employment or business arrangement, including consulting, distributing, or similar arrangements with any person who is,

and was at or within 6 months from the date of Completion, employed by, a consultant to or an independent contractor of the Target Group without the prior written consent of the Buyer; or

(c)
for a period of three (3) years after the date of Completion, specifically solicit or endeavour to solicit in competition with the business of the Target Group (as carried on at the date of Completion) the custom of, or orders from, any person, firm or company who has been a direct Customer of the Target Group at any time during the period of 12 months immediately preceding the date of Completion save that nothing in this clause 9.1(c) shall prevent the marketing of products to the general public or their own or commercially available mailing lists.

9.2
The restrictions contained in this clause 9 are considered to be reasonable by the Sellers in all respects but if any of those restrictions shall be held to be void in the circumstances where it would be valid if some part were deleted, the parties agree that such restrictions shall apply with such deletion as may be necessary to make it valid and effective.

9.3	The Sellers shall procure that the Sellers and each of their respective Associates shall comply with the provisions of this clause as if each such person were a party covenanting with the Buyer.

9.4
The Sellers acknowledge that the Buyer is accepting the benefit of the covenants contained in this clause 9 both on its own behalf and on behalf of each member of the Buyer’s Group and the Target Group with the intention that the Buyer may claim against the Sellers on behalf of any such person for loss sustained by that person as a result of any breach of any of the covenants contained in this clause.

9.5	The provisions of clauses 9.1(a) to 9.1(c) are separate and severable and shall be enforceable accordingly.

10.	CONFIDENTIALITY

10.1
No Party shall at any time after the Completion Date use or disclose or permit there to be disclosed any Confidential Business Information which it has or acquires PROVIDED THAT this clause shall not apply if and to the extent that:

(a)	such Confidential Business Information has come into the public domain (other than as a result of breach of any obligation of confidence by the Sellers or any of their Associates); or

(b)	any such disclosure of such Confidential Business Information is authorised in writing by the Buyer; or

(c)
disclosure of the Confidential Business Information concerned is required by law or by any regulatory body or the London Stock Exchange or the New York Stock Exchange and, in such case, the Party so required shall reasonably cooperate with the other Party in preparing an agreed announcement to the extent possible.

11.	TAX
The parties agree that the provisions of Schedule 4 shall have effect.

12.	GENERAL

12.1
Except where this agreement provides otherwise, each party shall pay its own costs relating to or in connection with the negotiation, preparation, execution and performance by it of this agreement and of each agreement or document entered into pursuant to this agreement and the transactions contemplated by this agreement

(including the due diligence exercise conducted prior to Completion). If Completion occurs, no such costs incurred by or on behalf of the Sellers shall be charged to the Target Group.

12.2	No variation of this agreement or any agreement or document entered into pursuant to this agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

12.3
No delay, indulgence or omission in exercising any right, power or remedy provided by this agreement or by law shall operate to impair or be construed as a waiver of such right, power or remedy or of any other right, power or remedy.

12.4
No single or partial exercise or non-exercise of any right, power or remedy provided by this agreement or by law shall preclude any other or further exercise of such right, power or remedy or of any other right, power or remedy.

12.5	The provisions of this agreement insofar as they have not been performed at Completion shall remain in full force and effect notwithstanding Completion.

12.6	This agreement and each of the agreements and documents executed pursuant to this agreement shall be binding upon and enure for the benefit of the successors in title of the parties.

12.7	If any provision of this agreement is or becomes illegal, invalid or unenforceable under the law of any jurisdiction, that shall not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this agreement.

12.8
No person who is not a party to this agreement shall have any right to enforce this agreement or any agreement or document entered into pursuant to this agreement pursuant to the Contracts (Rights of Third Parties) Act 1999, save as may otherwise be provided.

13.	ASSIGNMENT
No party may assign, transfer, charge, make the subject of a trust or deal in any other manner with any of its rights under this agreement or purport to do any of the same nor sub-contract any or all of its obligations under this agreement, in each case without the prior written consent of the other party. Such consent shall not to be unreasonably withheld or delayed.

14.	ENTIRE AGREEMENT

14.1
This agreement (including the transaction documents and the exhibits, schedules and annexes hereto and thereto) constitutes the entire agreement between the parties and supersedes any previous agreement or arrangement between the parties relating to the acquisition of the Target Shares.

14.2
Each of the Parties agrees that it has not entered into this agreement or any agreement or document entered into pursuant to this agreement in reliance upon any representation, statement, covenant, warranty, agreement or undertaking of any nature whatsoever made or given by or on behalf of the other Party except as expressly set out in this agreement or any agreement or document entered into pursuant to this agreement. The Parties waive any claim or remedy or right in respect of any representation, statement, covenant, warranty, agreement or undertaking of any nature whatsoever that they may have against each other unless and to the extent that a claim lies for damages for breach of this agreement or any agreement or document entered into pursuant to this agreement. Nothing in this clause shall exclude any liability on the part of the Parties for fraud or fraudulent misrepresentation.

15.	NOTICES

15.1
Any notice or other communication given under this agreement shall be in writing and signed by or on behalf of the party giving it and shall be served by delivering it by hand or sending it by pre-paid recorded delivery or registered post (or registered airmail in the case of an address for service outside the United Kingdom) to the party due to receive it, at its address set out in this agreement or to such other address as are last notified in writing to the party.

15.2	Subject to clause 15.3, in the absence of evidence of earlier receipt, any notice or other communication given pursuant to this clause shall be deemed to have been received:

(a)	if delivered by hand, at the time of actual delivery to the address referred to in Schedule 1;

(b)	in the case of pre-paid recorded delivery or registered post, two Business Days after the date of posting; or

(c)	in the case of registered airmail, five Business Days after the date of posting.

15.3
If deemed receipt under clause 15.2 occurs before 9.00 am on a Business Day, the notice shall be deemed to have been received at 9.00 am on that day. If deemed receipt occurs on any day which is not a Business Day or after 5.00 pm on a Business Day the notice shall be deemed to have been received at 9.00 am on the next Business Day.

15.4
Any notice sent to the Buyer shall be copied to CVSL, addressed to: CVSL Inc., 2400 Dallas Parkway suite 230, Plano, Texas USA, or if by fax: 972.398.7142 (for the attention of Matt Howe and John Rochon, Jr).

15.5	Any notice sent to either of the Sellers shall be copied to the Sellers’ Solicitors at their registered office at the time marked for the attention of Julian Lewis and Melissa Needham.

16.	PROCESS AGENT

16.1	The Buyer and CVSL each:

(a)
irrevocably appoint Kleeneze Limited and any successor in business (“Process Agent”) as its agent to accept notices or service of process in the United Kingdom in relation to any document initiating or otherwise connected with any court proceedings arising out of or in connection with this agreement;

(b)	agree to notify the Sellers in writing of any change of address of such Process Agent within 30 Business Days of the change of address; and

(c)
if such Process Agent ceases to be able to act under this clause 16 or ceases to have an address in England and Wales, irrevocably agrees to appoint a replacement Process Agent (“New Process Agent”) reasonably acceptable to the Sellers and after such appointment reference to the Process Agent in this clause will be read as reference to the New Process Agent and to give to the Buyer notice of such appointment within thirty (30) Business Days.

16.2
Without affecting the effectiveness of service under any other method set out in clause 15 service of notices or process upon the Process Agent (with a copy sent to the Buyer and CVSL) at its address given in clause this clause 16 or elsewhere within the jurisdiction of the courts of England and Wales for the time being in force will constitute good service on the Buyer and/or CVSL (as applicable).

17.	COUNTERPARTS
This agreement may be executed in any number of counterparts and by the different parties on separate counterparts (which may be facsimile copies), but shall not take effect until each party has executed at least one counterpart. Each counterpart shall constitute an original but all the counterparts together shall constitute a single agreement.

18.	GOVERNING LAW AND JURISDICTION

18.1	This agreement shall be governed by and construed in accordance with English law.

18.2
Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England in relation to any claim or matter arising under or in connection with this agreement (or any agreement or document entered into pursuant to this agreement).

19.	REPRESENTATIONS AND WARRANTIES OF CVSL
In order to induce the Sellers to enter into and perform this Agreement, CVSL represents and warrants to the Sellers as follows:

19.1	Organization and Good Standing
CVSL is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

19.2	Authority and Enforceability
CVSL has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. All action on the part of CVSL and its directors, officers and stockholders necessary for the authorization, execution, delivery and performance by CVSL of this Agreement and the other applicable Transaction Documents to which CVSL is a party has been taken. This Agreement is the valid and binding obligation of CVSL, enforceable against CVSL in accordance with its terms, and the Transaction Documents to which CVSL is a party, when executed and delivered by CVSL, will constitute valid and binding obligations of CVSL, enforceable against CVSL in accordance with their respective terms, except, in each such case, as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors’ rights generally and by equitable principles.

19.3	No Approvals; No Conflicts
The execution and delivery by CVSL of this Agreement and the other Transaction Documents to which it is a party do not, and the performance by CVSL of its obligations under this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transactions will not: (i) subject to the receipt of any required consent, approval or authorization of any Governmental Body or the termination or expiration of any waiting period under applicable law constitute a violation (with or without the giving of notice or lapse of time, or both) of any law or any Judgment applicable to CVSL; (ii) violate, conflict with, result in any breach of, or result in a default (with or without the giving of notice or lapse of time, or both) under, or create in any Person the right to accelerate, terminate, modify or cancel (or automatically do any of the foregoing) any Contract to which CVSL is a party or by which it is bound or to which any of its assets are subject; (iii) conflict with or result in a breach of or constitute a default under any provision of its governing documents, except in the case of clause (ii) above to the extent such violations, conflicts, breaches, defaults or other matters would not reasonably be expected to prevent or prohibit CVSL from performing its obligations under, and completing the transactions contemplated by, the Transaction Documents.

19.4	Issuance of the Stock Consideration
The shares of Common Stock issued or to be issued in respect of the Share Consideration are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances. The shares of Common Stock issued or to be issued upon conversion of the Convertible Notes are duly authorized and, when issued upon conversion of the Convertible Notes, will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances.

19.5	Capitalization
The authorized capital stock of CVSL consists of: (i) 250,000,000 CVSL Shares, of which 34,367,095 shares are issued and outstanding; and; (ii) 500,000,000 shares of Preferred Stock, $0.0001 par value per share. Since May 11, 2015, CVSL has not issued any CVSL Shares, other than pursuant to CVSL’s equity based compensation plans and arrangements. All of the issued and outstanding CVSL Shares of CVSL have been duly authorized and validly issued, are fully paid and non-assessable and have been issued in compliance with applicable federal and state securities laws. None of CVSL’s outstanding CVSL Shares were issued in violation of any preemptive rights, rights of first refusal or other similar rights. Other than pursuant to CVSL’s equity based compensation plans and arrangements or as disclosed in CVSL’s other filings with the United States Securities and Exchange Commission, there are no: outstanding or authorized subscriptions, warrants, options or other rights granted by CVSL to purchase or acquire, or preemptive rights with respect to the issuance or sale of, the capital stock of CVSL, or which obligate or may obligate CVSL to issue any additional shares of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of its capital stock. Neither the acquisition of the Stock Consideration pursuant to this Agreement or CVSL Shares issuable upon conversion of the Convertible Notes (whether taken together or separately) will give rise to any rights to acquire or receive, or obligate CVSL to issue any additional shares of its capital stock or any securities convertible or exchangeable for its capital stock.

19.6	SEC Reports
Since January 1, 2014, all documents that CVSL is required file with the United States Securities and Exchange Commission (the “SEC”), including registration statements, prospectuses, reports, schedules, forms, statements and other documents, exhibits and all other information incorporated by reference (collectively referred to herein as the “SEC Reports”), have been timely filed (or, filed within the time granted to CVSL under a valid extension), except for the Current Report on Form 8-K/A related to the Kleeneze transaction, for which CVSL is seeking guidance from the SEC.

As of their respective dates, or, if amended or supplemented prior to the date of this Agreement, as of the date of such amendment or supplement, each SEC Report complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Report.

19.7	CVSL's Financial Statements
The financial statements of CVSL included in the SEC Reports (the “CVSL Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or, if an amendment with respect to any such document was filed, when such amendment was filed). The CVSL Financial Statements have been prepared in accordance with GAAP, except as may be otherwise specified in CVSL Financial Statements or the notes thereto, and fairly present in all material respects the financial position of CVSL and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. Since March 31, 2015 (the “CVSL Balance Sheet Date”): (a) there has been no event, occurrence or development that has or that could reasonably be expected to result in a CVSL Material Adverse Effect; (b) neither CVSL nor any material subsidiary has incurred any Liabilities (contingent or otherwise) other than (x) Liabilities incurred in the ordinary course of business and (y) Liabilities not required to be reflected in CVSL Financial Statements pursuant to GAAP or required to be disclosed in filings made with the SEC; (c) CVSL has not altered its method of accounting or the identity of its independent registered public accounting firm; and (d) CVSL has not declared or made any payment or distribution of cash or other property to its stockholders or officers or directors (other than in compliance with existing stock option, stock award, stock appreciation or phantom stock plans of CVSL (collectively, “CVSL Stock Plans”)) with respect to its capital stock, or purchased or redeemed (or made any agreements to purchase or redeem) any shares of its capital stock.

19.8	Absence of Certain Changes or Events
Since the Balance Sheet Date and other than repurchases of Common Stock pursuant to the terms of equity awards under CVSL Stock Plans, there has not been (a) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of CVSL’s capital stock, or any purchase, redemption or other acquisition by CVSL of any of CVSL’s capital stock or any other securities of CVSL or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, or (ii) any split, combination or reclassification of any of CVSL’s capital stock.

20.	CVSL UNDERTAKING

20.1
CVSL hereby undertakes to use all powers available to it in its capacity as ultimate shareholder of the Buyer and the Target Group to ensure that that the Buyer/and or the Target Group comply with all of their obligations arising under Schedule 3 and Schedule 4 of this agreement.

SCHEDULE 1 - Target
Part 1 - Details of the Target

Registered Number:	7960280 (Stanley House Distribution Limited)
Type of Company:	Private company limited by shares
Date of incorporation:	22/02/2012
Country of incorporation:	England
Issued Share Capital:	67,000 Class A Ordinary Shares of £0.001 each
22,320 Class B Ordinary Shares of £0.001 each
10,680 Deferred Shares of £0.001 each
Registered Office:	Unit 2 Hurricane Park, Heartlands Parkway, Birmingham B7 5PJ
Directors:	Robert Anthony Way Iain Williamson
Secretary:	__________
Accounting Reference Date:	29/02
Auditors:	Grant Thornton (Birmingham)

Part 2 - Details of the Subsidiary

Registered Number:	7962214 (Betterware Limited)
Type of Company:	Private company limited by shares
Date of incorporation:	23/02/2012
Country of incorporation:	England
Issued Share Capital:	1 Ordinary Shares of £1.00
Registered Office:	c/o Stanley House, Unit 2 Hurricane Park Heartlands Parkway, Birmingham, B7 5PJ
Directors:	Iain Williamson Robert Way
Secretary:
Accounting Reference Date:	29/02
Auditors:	Grant Thornton (Birmingham)

Part 3 - Details of the Sellers

Name:	Robert Way
Residence:
Equity:	67,000 A Ordinary Shares
Percentage of Consideration:	75.01%
Name:	Andrew Lynton Cohen
Residence:
Equity:	22,320 B Ordinary Shares and 10,680 Deferred Shares, legal title to which is held by Iain Williamson as nominee.
Percentage of Consideration:	24.99%

SCHEDULE 2 - Warranties

1	General
Except where expressly stated in this Schedule 2 each of the Warranties will be deemed repeated by the Sellers in relation to each Target Group Company and any reference in this Schedule 2 to the Target will be deemed to be a reference to each Target Group Company.

2	Accounts

2.1	The Last Audited Accounts:

(a)	comply with the requirements of all applicable statutes and regulations;

(b)	have been prepared in accordance with accounting principles, standards and practices generally accepted in the United Kingdom as at the date of this agreement;

(c)
have been prepared on a basis consistent with, and in accordance with the same accounting bases and policies and estimation techniques as those adopted in preparing the corresponding accounts for the preceding 3 financial years;

(d)	give a true and fair view of:

(i)	the state of affairs of the Target as at the Last Audited Accounts Date;

(ii)	the assets and liabilities of the Target as at the Last Audited Accounts Date; and

(iii)	the profit or losses of the Target for the financial year ended on the Last Audited Accounts Date; and

(e)
have not been affected by any unusual, extraordinary, exceptional items or by any transaction of an abnormal or unusual nature or entered into otherwise than on normal commercial terms or by any other factor rendering the results in them unusually high or low.

2.2	The value of stock shown in the Last Audited Accounts did not exceed the net realisable value of such items at the Last Audited Accounts.

2.3
The accounting records of the Target present and reflect, in accordance with GAAP all the transactions to which the Target has been a party and contain all matters required by the Companies Act 2006 to be entered in them.

2.4	The Management Accounts:

(a)
have been prepared using policies and principles and estimation techniques consistently applied throughout the period to which they relate and on a consistent basis with the management accounts of the Target Group for the 13 financial periods ending on the Management Accounts Date;

(b)	fairly reflect the financial operations of the Business for the period to which they relate; and

(c)	make reasonable provision for all actual liabilities, and disclose all deferred or contingent liabilities as at the end of the period to which they relate; and

(d)	make reasonable provision for all bad and doubtful debts.

2.5	Since the Last Audited Accounts Date:

(a)	there has been no material adverse change in the financial or trading position of the Target;

(b)	the Business has been carried on in the ordinary course and in the same manner (including nature and scale) as immediately before the Management Accounts Date;

(c)	the Target has paid its creditors in accordance with its usual practice;

(d)	the Target has not factored, sold or agreed to sell a debt;

(e)	the amount of the debts shown in the Management Accounts written off in full or in part does not exceed the provision for bad and doubtful debts in the Management Accounts;

(f)	the Target has not made, agreed to make or incurred a commitment to make capital expenditure exceeding in total £20,000 (or its equivalent at the time);

(g)	the Target has not declared, paid or made any dividend or other distribution; and

(h)	there has been no unusual change in the trading stock levels held by the Target.

3	Finance, borrowings and liabilities

3.1	Financial facilities
Accurate details of all:

(a)	overdraft, loan and other financial facilities available to the Target (Financial Facilities);

(b)	derivative transactions entered into in connection with protection against or benefit from fluctuations in any rate or price (Treasury Transactions); and

(c)	agreements or arrangements for hire or rent, hire-purchase, conditional sale or purchase by way of credit or instalment payment to which the Target is a party exceeding £20,000 (Lease Agreements),

are contained in the Disclosure Letter and in relation to the Financial Facilities, Treasury Transactions and Lease Agreements:

(i)	there has been no breach by the Target of any provision of any such facilities, agreements or arrangements;

(ii)	there has been no alteration in the terms and conditions of any of such facilities, agreements or arrangements;

(iii)	nothing has been done or omitted to be done by the Target whereby the continuance of any of such facilities, agreements or arrangements would be affected or prejudiced;

(iv)	none of such facilities, agreements and arrangements is dependent on the guarantee of a third party;

(v)
no event or circumstance has occurred or so far as the Sellers are aware, been alleged to have occurred which is or, with the passage of time and/or the giving of any notice, certificate, declaration or demand, would become an event of default under, or a breach of any of the terms of, any such facility, agreement or arrangement or would entitle any third party to call for repayment before normal maturity; and

(vi)	except in respect of the Property in relation to the Lease agreements, no circumstance exists by virtue of which the lessor or the owner is or would be entitled to require an upward adjustment to the rental or to payments at a future date under any of the relevant Lease Agreements.

3.2	Borrowings of the Target

(a)	The total amount borrowed by the Target from all sources does not exceed any limitation on borrowing contained in the articles of association of the Target.

(b)	Save for any Financial Facilities, Treasury Transactions or Lease Agreements disclosed in relation to paragraph 3.1 and any trading credit incurred in the ordinary course of business, the Target:

(i)	does not have outstanding any loan capital;

(ii)	has not incurred any borrowings which it has not repaid or satisfied;

(iii)	has not agreed to incur any borrowings; and

(iv)
is not a party to, nor has any obligation under any other agreements or arrangements the purpose, or one of the purposes of, or the effect, or one of the effects of which is to raise money or provide finance or credit.

(c)	The Target:

(i)	does not factor or discount any of its debts;

(ii)	is not party to any receivables financing arrangement in respect of any of its debts (on either a recourse or non-recourse basis); or

(iii)	is not engaged in financing of a type which would not require to be shown or reflected in the Last Audited Accounts.

3.3	Financing by the Target
The Target:

(a)	does not lend and has not agreed to lend any money; and

(b)	does not own the benefit of any debt, present or future (other than debts due to it for the provision of goods or services to customers in the ordinary course of the business of the Target).

3.4	Details of bank accounts and balances

(a)
Full details of all bank accounts maintained or used by the Target (including, in each case, the name, address and sort code of the bank with whom the account is kept and the number and nature of the account) and statements showing the balance on each account as at the close of business on a date not being more than two Business Days before the date of this agreement are contained in the Disclosure Bundle.

(b)	Since the date of each statement referred to in paragraph 3.4(a), no payment out of any of the Target's bank accounts has been made, except for routine payments in the ordinary course of trading.

3.5	Uncleared or outstanding obligations
Amounts represented by cheques, warrants, mandates or any other payment instructions issued or given by the Target which at the date of this agreement remain outstanding or unpaid or unperformed do not exceed in the aggregate £30,000.

3.6	Debts due to the Target
The Target's provisions (as stated in the Management Accounts) in respect of bad or doubtful debts are in all material respects reasonable having regard to the facts and circumstances of which the Sellers are aware, and are consistent with the past practice of the Target in that regard.

3.7	Creditors of the Target
There are no creditors of the Target to whom the Target is indebted by more than £20,000 for a period of more than thirty (30) days since the due date.

3.8	Liabilities of the Target for third parties
The Target is neither a party to, nor has any liability (including any prospective or contingent liability) under, any guarantee, the effect of which is to secure or support an obligation of a third party.

3.9	Financial transactions with the Sellers

(a)	There is no outstanding indebtedness on any account whatsoever owing:

(i)	by the Target to any of the Sellers or any party connected with any of the Sellers; or

(ii)	by any of the Sellers or any party connected with any of the Sellers to the Target.

(b)	No Seller has and no party connected with any of the Sellers has, given any guarantee or created any other like obligation or given comfort in support of the Target which remains outstanding.

(c)	The Target has not given any guarantee or created any other like obligation or given comfort in support of any of the Sellers or any party connected with any of the Sellers.

3.10	Validity of security given in favour of the Target
The Target does not hold any security (including any guarantee) which is not valid and enforceable by the Target against the grantor.

3.11	Grants, subsidies or other financial assistance in favour of the Target

(a)
Complete, accurate and up to date details of any grant or subsidy or other financial assistance or support received, or to be received or which has been applied for, by the Target from any governmental or quasi-governmental or other body or authority are contained in the Disclosure Letter.

(b)
The Target has not done, or omitted to do, any act which could result in all or part of any such assistance or support becoming repayable early or being forfeited or withheld and the Sellers do not have any reason to expect that Completion of this agreement will give rise thereto.

3.12	No finder's fees or brokerage payable by the Target
No-one is entitled to receive from the Target any finder's fee, brokerage or commission or other benefit in connection with the sale of the Target Shares.

4	The Business and trading

4.1	Standard terms on which the Target trades

(a)	Copies of the Target's standard terms of business for customers and suppliers are contained in the Disclosure Bundle.

(b)	The Target has not entered into any agreement or arrangement with any customer or product and consumable supplier on terms materially different from its standard terms of business.

4.2	Liability of the Target for goods or services supplied by it

(a)
Save for any warranty implied by law or contained in its standard terms of business, the Target has not given any warranty or guarantee, or made any representation, in respect of goods or services supplied or agreed to be supplied by it.

(b)	Save for any liability implied by law or contained in its standard terms of business, the Target is not under any liability:

(i)	to replace or remedy defects in any goods, or to make good any errors or omissions in services, supplied or agreed to be supplied under any contract; or

(ii)	to service, repair, maintain, take back or otherwise do or not do anything in respect of goods which would apply after the goods have been delivered, and there is no reason to expect the Target to be called upon to do any such thing in the future in relation to goods or services previously supplied or agreed to be supplied before the date of this agreement.

(c)
No liability for any claim against the Target arising out of any defect in design, material or workmanship of any goods supplied by the Target before the date of this agreement or out of any error or omission on the part of the Target in the supply of any service before the date of this agreement will exceed in amount the limit of insurance cover in force for the benefit of the Target against such a claim.

4.3	Customers and suppliers

(a)
An anonymised list showing the 10 largest suppliers and the 10 largest distributors of the Target for the 12 month period preceding [23 May 2015] together with the amounts paid by and to those persons for the 12 month period preceding [23 May 2015] is contained in the Disclosure Bundle.

(b)
No part of the Business has been materially or adversely affected during the 3 years ended on the Management Accounts Date by the loss of any important customer, distributor, agent or supplier (being a customer, distributor, agent or supplier which over a period of 6 months or more during those 3 years has accounted for 5% or more in value of the goods or services supplied by or to the Target during that period) and no such customer, distributor, agent or supplier has given any written indication to the Target of an intention to cease or reduce trading with or supplies to the Target.

(c)
Neither this Agreement nor Completion as contemplated gives any person who normally does business with the Target (such business being material to the Target) a legally enforceable right not to continue to do so on the same basis.

4.4	Contracts - no grounds for premature determination or invalidation

(a)
So far as the Sellers are aware, there is no current fact, matter or circumstance (including the entering into of this agreement or Completion) which will or result in any contract, agreement or arrangement to which the Target is a party or in which the Target is concerned or interested which is material to the business of the Target Group being varied, avoided, cancelled, repudiated, rescinded, prematurely determined, declared to be invalid or not renewed.

(b)	Neither the Sellers nor the Target has received any claim or notice or allegation indicating any such fact, matter or circumstance as referred to in paragraph 4.4(a) above.

4.5	No material breach by the Target
The Target has not committed any material breach of any contract, agreement or arrangement to which it is a party and which is material to the business of the Target Group and so far as the Sellers are aware, no fact or circumstance exists which would give rise to a breach of this kind by the Target.

4.6	Terms of contracts to which the Target is a party
The Target is not a party to any contract, obligation or arrangement which:

(a)	has been entered into outside the ordinary and normal course of trading;

(b)	is not wholly on arm's length terms;

(c)	imposes any commitment on the Target to obtain or supply goods or services exclusively from or to any person;

(i)	contains any commitment for the supply or purchase of goods where the supply, purchase or delivery may take place more than 12 months after the time of fixing of the price;

(ii)	gives any party an option to acquire any asset of the Target or requires the Target to dispose of any asset;

(iii)
involves payments by or to the Target by reference to fluctuations in any index of retail prices, any other index, the rate of exchange for any currency or the cost or value of any raw material or commodity;

(iv)	involves the supply of goods or services the aggregate sales value of which will represent in excess of 5% of the turnover of the Target for the preceding financial year;

(v)	is a contract for maintenance of the Target's assets the annual payment for which exceeds £20,000; or

(vi)	creates any agency, franchise, licensing or distributorship arrangement excluding for its purpose all contracts with members of its sales force,

(vii)	and the Target has no offer, bid, tender or proposal outstanding which, by the acceptance or other act of some other person, would give rise to any such transaction.

4.7	Restrictions on the Target
There is no agreement or arrangement which:

(a)	restricts the fields in which the Target may carry on its business in any part of the world; or

(b)	prevents the Target from dealing freely with any person.

4.8	Consents required
No substantial part of the Business is carried on under the agreement or consent of a third party.

4.9	Confidentiality or secrecy arrangements which restrict the Target's activities
The Target is not a party to any confidentiality or secrecy agreement or undertaking or other arrangement outside its ordinary course of business which may restrict its use or disclosure of any information.

4.10	Rights of third parties in relation to any disposal by the Target of its assets or business
There is no outstanding agreement or arrangement by virtue of which the Target is under a prospective or contingent liability to dispose of its fixed assets or business or any part of them.

4.11	Investment contracts
The Target is not a party to any agreement or arrangement or under any obligation under which it is or may become liable to make any investment (as referred to in section 22 of the Financial Services and Markets Act 2000) with, or to deposit any money with or to provide any loan or financial accommodation or credit (other than normal trade credit) to, any person or to subscribe for, acquire, dispose of or underwrite any investment.

4.12	Competing interests
Neither the Sellers nor any person connected with any of the Sellers has any interest in any other company or business which has a trading relationship with or is in competition with the Target.

4.13	Business interruption
Since its incorporation, the Target's Business has not been interrupted or otherwise materially or adversely affected by any event or circumstances not having a similar effect on business of the same type and scale as the Business.

4.14	Business name
The Target does not use, or otherwise carry on its Business under, any name other than its corporate name.

4.15	Consumer Credit Act 1974
No loan has been made by the Target in breach of the Consumer Credit Act 1974 and the Target does not require a licence under the Consumer Credit Act 1974 in relation to its Business.

5	Assets

5.1	Asset Register
The Target keeps an up to date register of the fixed assets used by it in the Business and this register (a copy of which is contained in the Disclosure Bundle) is accurate.

5.2	Ownership of assets

(a)
The fixed assets and all other fixed and loose plant, machinery, furniture, fixtures, fittings, equipment, vehicles and all other assets used in relation to the Business (Assets) are legally and beneficially owned by the Target free from any hire or hire-purchase agreement, factoring agreement, agreement for payment on deferred terms, bill of sale or Security Interest or other adverse claim;

(b)	The Assets are, and have at all material times been, in the possession of, or under the control of, the Target.

5.3	Condition of fixed assets, plant, machinery, vehicles and equipment
All the fixed assets, plant, machinery, vehicles and equipment owned or used by the Target:

(a)	are in good condition, fair wear and tear excepted;

(b)	are in working order;

(c)	have been serviced and maintained appropriately by competent personnel; and

(d)	are not dangerous, obsolete or in need of renewal or replacement or surplus to the Business’ current requirements.

5.4	Right to use all assets needed to carry on the Business
The Target owns or has and will at Completion have the right to use all assets and rights it needs to carry on the Business as carried on before the date of this agreement.

5.5	Stock
The trading stock currently held by or on behalf of the Target, except to the extent that provision has been made in the Management Accounts:

(a)	constitutes good marketable stock;

(b)	is capable of being sold in the ordinary and normal course of business;

(c)	is not obsolete, damaged, unusable or unsaleable; and

(d)	is adequate in relation to the current trading requirements of the Business.

5.6	Documents and records
The Target has exclusive ownership (free of any Security Interest) of and direct control of and access to:

(a)	all material documents of title relating to its assets;

(b)	all material subsisting written agreements to which it is a party; and

(c)
all records, systems, data and information held by it or on its behalf which are recorded, maintained, stored or otherwise wholly or partly dependent on any system (including any electronic, mechanical or photographic process whether computerised or not) whether operated by the Target or not.

6	Employees

6.1	The following definitions are used in this paragraph 6:

Employees means all employees employed by Target on the date of this agreement.
Particulars of Employees:

(a)	The Disclosure Letter contains accurate and up to date details of:

(i)	all of the Employees and those individuals to whom the Target has offered employment but whose employment has not yet commenced;

(ii)	copies of the template contracts of employment used by the Target to engage the Employees;

(iii)	all service agreements between the Target and its directors and the terms of engagement for its non-executive directors;

(iv)	a copy of all contracts of employment of all Senior Employees;

(v)	a copy of all contracts of employment with each Seller and any person connected with any Seller; and

(vi)	all staff handbooks, policies, agreements and arrangements (whether written or verbal) which apply to the Employees.

(b)	For the purposes of their employment and role with the Target, each Employee is employed solely by the Target and not by any other person or jointly with any other person.

(c)	There has been no material change in the numbers or identities of the individuals employed by the Target during the six months immediately preceding the date of this agreement.

Senior Employee means an Employee earning gross remuneration equal to or in excess of £30,000 per annum.

Workers trainees, agency workers (as defined in the Agency Workers Regulations 2010), consultants, sub-contractors, non-executive directors, secondees or employees on secondment (to and from the Target), night workers (for the purposes of the Working Time Regulations 1998), volunteers or workers (as defined in Section 230 of the Employment Rights Act (ERA)).

6.2	Workers
The Target does not have any Workers.

6.3	Termination

(a)
Other than contractual notice pay or under statute, no Employee is entitled to payment of a termination payment, damages or compensation on or in connection with the termination of his employment with the Target.

(b)
The Target has not within the six months immediately preceding the date of this agreement given or received notice of termination to or from any of the Employees or any former employee and so far as the Sellers are aware no Employee intends to give notice of resignation.

(c)	No Employee will be entitled, as a result of the entering into of this agreement or Completion to:

(i)	terminate his employment or cause his employment to be terminated; or

(ii)	receive any payment, reward or benefit of any kind; or

(iii)	receive any enhancement in or improvement to his remuneration, benefits or terms and conditions of employment; or

(iv)	treat himself as being dismissed on the ground of redundancy or otherwise released from any obligation to the Target.

6.4	Changes in remuneration

(a)
The Target is not obliged or expected to increase remuneration payable to any Employee annually or otherwise and there is no obligation to increase or otherwise vary the remuneration payable to any Employee.

(b)	The Target has not within the six months immediately preceding the date of this agreement:

(i)	increased, or offered or agreed to increase, the remuneration of; or

(ii)	altered, or offered or sought to alter, any of the terms and conditions of employment of any Employee, nor are any negotiations with or on behalf of any such Employee for any such increase or alterations expected to take place within the twelve months immediately following the date of this agreement.

6.5	Compliance

(a)
So far as the Sellers are aware, the Target has in relation to the Employees and any Workers (and any former employees or Workers), and any representatives of such persons complied with all obligations, awards, orders, recommendations and declarations imposed on it or made by or under statute, statutory instrument, European Community law, common law, contract, collective agreement, terms and conditions of employment, staff handbook, company policy, custom and practice and any codes of conduct and practice or made by any body with functions or powers in relation to employees, and with any arbitration awards and declarations.

(b)
So far as the Sellers are aware, the Target is not and has never been the subject of any enquiry or investigation by the Equality and Human Rights Commission, the Commission for Racial Equality, the Equal Opportunities Commission, the Disability Rights Commission, any health and safety enforcement body or any other statutory or regulatory body in respect of any act, event, omission or other matter relating to any Employee and there are no facts which would give rise to the same.

6.6	Accrued and potential liabilities

(a)
There is no liability, outstanding or contingent or anticipated, to any Employee or any Worker (or any former employee or Worker of the Target) other than remuneration accrued and unpaid in respect of wages or salary or reimbursement of normal business expenses to Employees in each case for the month current at the date of this agreement.

(b)
The Target is not and has not in the 12 months immediately preceding the date of this agreement been engaged in any dispute, claim, legal proceedings or disciplinary and/or grievance investigation or procedure whether arising under common law, contract, statute, European Community law or otherwise with any Employee or any person employed or engaged by the Target or any former employee or Worker and so far as the Sellers are aware there are no facts or matters in existence (including Completion) which are likely to give rise to any such dispute, claim, legal proceedings or disciplinary and/or grievance investigation or procedure.

(c)
No Employee or worker of the Target or any former employee or worker has at the date of this agreement any right, now or in the future to return to work (whether for reasons connected with maternity, paternity, adoption or parental leave or absence by reason of illness or incapacity, secondment or otherwise) or to be to be reinstated or re-engaged by the Target.

(d)
No arrangements or adjustments have been made in respect of any of the Employees nor, so far as the Sellers are aware, need or will need to be made by virtue of the provisions of the Disability Discrimination Act 1995 and/or the Equality Act 2010.

(e)	So far as the Sellers are aware, no Employee has made a protected disclosure for the purposes of the ERA at any time during the 12 months immediately preceding the date of this agreement.

6.7	Restrictive Covenants

(a)	So far as the Sellers are aware, no Employee is bound by a restrictive covenant or other similar restriction in relation to a former employer or any other business or undertaking.

(b)	There is no former employee of the Target who is currently bound by a restrictive covenant or other similar restriction in favour of the Target.

6.8	Trade Unions, representation, collective issues and disputes

(a)
The Target does not recognise any trade union or works council or other employee representative body and has not acted in any way that may be construed as recognition of any trade union or works council or other employee representative body.

(b)
There is no existing, pending or threatened dispute between the Target and any material number or category of the Employees or any trade union or other employee representative body or organisation formed for a similar purpose and there are no circumstances (including Completion) which so far as the Sellers are aware are likely to give rise to any such dispute.

(c)	The Target has not within the period of 12 months immediately preceding the date of this agreement:

(i)	given notice of any redundancies to the Secretary of State; or

(ii)
started consultations with any appropriate representative, under the provisions of Part IV of the Trade Union and Labour Relations (Consolidation) Act, nor has the Target failed to comply with such obligation under that Part.

(d)	The Target has not within the period of 12 months immediately preceding the date of this agreement:

(i)	been a party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006 (Transfer Regulations);

(ii)	failed to comply with any duty to inform and consult any appropriate representative arising under the Transfer Regulations; or

(iii)	failed to provide the employee liability information required under the Transfer Regulations.

6.9	Share/Incentive Schemes
The Target does not have and is not proposing to introduce any share incentive scheme, share option scheme or profit sharing bonus or other incentive scheme for any director, officer or Employee.

7	Pensions

7.1	The following definitions are used in this paragraph 7:
Contract Based Schemes means the Betterware Limited Group Personal Pension Scheme with AEGON and the Group Stakeholder Pension Plan with Standard Life provided by the Target Group and/or any personal pension schemes to which the Target Group currently contributes.

Disclosed Schemes means the Life Assurance Scheme and the Contract Based Schemes or such one of them as the context requires.

Employee means an employee or former employee of the Target Group.

Life Assurance Scheme means the Betterware Limited Group Life Assurance Scheme established by a declaration of trust dated 18 July 2011.

Money Purchase Benefits means benefits as defined in section 181 of the Pension Schemes Act 1993.

Relevant Benefits means any relevant benefits as defined in section 393B of the Income Tax Earnings and Pensions Act 2003 except that it will include the benefits specified in sections 393B(2).

7.2
Except for the Disclosed Schemes, there is no obligation, agreement or arrangement (whether funded or unfunded), contractual commitment or custom or practice (whether as a legal commitment or on a voluntary basis) to or in respect of which the Target Group contributes, or has contributed to, or may become liable to contribute to, or is, has become, or may become liable to satisfy, under which Relevant Benefits are or may be payable.

7.3
No proposal or assurance (whether oral or written) has been announced or given to any Employee regarding the continuance, discontinuance, increase, decrease or other alteration of any Relevant Benefit (whether or not in connection with the Disclosed Schemes).

7.4	Details of each of the Disclosed Schemes have been fairly disclosed to the Buyer in the form of:

(a)	the latest set of literature issued to Employees;

(b)	a list of the Employees who are active members;

(c)	the amounts or rates at which the Target Group and the Employees contribute (including expenses and premiums) and the due dates for payment;

(d)	copies of all policies and contracts with any insurance company relating to the Disclosed Schemes; and

(e)	in respect of the Life Assurance Scheme:

(i)	a list of all the current participating employers;

(ii)	a copy of any agreements entered into between the trustees and any Target Group in relation to the scheme; and

(iii)	all copy documents disclosed in connection with this warranty are true, complete and accurate copies.

7.5	All benefits (other than lump sum benefits on death in service) payable under the Disclosed Schemes are Money Purchase Benefits.

7.6
The Target Group is not, nor has it been, connected with or an associate of (within the meaning of sections 38 and 51 of the Pensions Act 2004) a person who is or was at any time on or from 27 April 2004 an employer in relation to an occupational pension scheme within the meaning of section 1 of the Pension Schemes Act 1993, other than a scheme under which all the benefits are Money Purchase Benefits.

7.7	There is no contribution, premium, charge or expense payable to or in respect of any Disclosed Scheme which has fallen due but is unpaid.

7.8
No Employee has any claim or right to Relevant Benefits as a result of a "relevant transfer" as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006.

7.9
Other than routine claims for benefits, no civil, criminal, arbitration or other proceedings, claim or dispute has been made or threatened by or against the Target Group or the trustees of the Life Assurance Scheme, in their capacity as trustees of such scheme or, so far as the Sellers are aware against the trustees, managers or any administrator of the Contract Based Schemes, in their capacity as trustees, managers or administrator of such scheme, and so far as the Sellers are aware no circumstances exist which might give rise to any such proceedings, claims or disputes.

7.10
The Life Assurance Scheme and so far as the Sellers are aware the Contract Based Schemes are registered pension schemes for the purposes of Part 4 of the Finance Act 2004 and have been administered in accordance with their governing documentation from time to time and with all applicable UK and European legal and regulatory requirements.

7.11	The Target Group has not requested or consented to the payment or receipt of an unauthorised payment (as defined in section 160 of the Finance Act 2004) from the Life Assurance Scheme.

7.12
The Target Group has at all times complied with all applicable UK and European legal and regulatory requirements so far as they impose obligations on it in respect of the provision of Relevant Benefits including:

(a)	in respect of the operation of the Disclosed Schemes;

(b)	its obligations under the Welfare Reform and Pensions Act 1999 and the Stakeholder Pension Schemes Regulations 2000;

(c)	its obligations under Part 1 of the Pensions Act 2008 on and from the date those provisions apply to it; and

(d)	the requirements of the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002 and the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000.

7.13
All benefits (other than refunds of contributions) payable under the Disclosed Schemes on death or during periods of sickness or disability are fully insured under a policy or policies effected at normal rates for people in good health with an insurance company authorised under the Financial Services and Markets Act 2000 to carry on such insurance business, and there are no grounds on which the relevant insurance company could avoid liability under such policies.

7.14	The Subsidiary’s staging date for the purpose of the Employer's Duties (Implementation) Regulations 2010 is 1 October 2016.

8	Intellectual property and data protection

8.1	Definitions
In this paragraph 8, unless the context otherwise requires:

Intellectual Property means patents, utility models, rights to inventions, copyright and neighbouring and related rights, moral rights, trade marks, service marks, trade, brand and business names, domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off and unfair competition, rights in designs, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), in each case whether registered or unregistered and including all applications for and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection subsisting at any time in any part of the world but excluding any intellectual property in computer software (including source codes).

Target IPR means all material Intellectual Property owned by the Target or used or required by the Target in connection with the Business.

Technical Information means all designs, specifications, data sheets, calculations, methods, techniques, processes, discoveries, formulations, inventions, performance, pricing data and other manufacturing, engineering, technical, commercial and financial data and information relating to the Business, including (without limitation) any such data and information relating to the manufacture, sale, use and maintenance of products and services offered by the Target.

8.2	Disclosure
Complete and accurate particulars are included within the Disclosure Letter of:

(a)	all Intellectual Property in respect of which the Target is, or has applied to be, registered as proprietor; and

(b)	all other Intellectual Property which is either material for the carrying on of the Business, or which is a material asset of the Target.

8.3	Target Group Intellectual Property Rights in full force and effect

(a)
The Target Group Intellectual Property Rights are in full force and effect and not subject to any application for cancellation, amendment, licence of right or compulsory licence and are vested in and are legally and beneficially owned solely by the Target free from and clear of any restrictions or Security Interests and (where registration is possible) the Target is registered as proprietor thereof.

(b)
No item of Target Group Intellectual Property Rights is, so far as the Sellers are aware, the subject of a claim or opposition from any person as to title, validity, enforceability or entitlement and, to the best of the information, knowledge and belief of the Sellers, no act, omission or event has occurred which would entitle any authority or person to cancel, forfeit or modify any Target Group Intellectual Property Rights. The Target Group Intellectual Property Rights are, to the best of the information, knowledge and belief of the Sellers, valid, subsisting and enforceable.

(c)
There is, so far as the Sellers are aware no litigation or other proceedings (whether legal or administrative) pending or threatened involving any of the Target Group Intellectual Property Rights nor any circumstances which would give rise to any such proceedings and to the best of the information, knowledge and belief of the Sellers no person has made any claim adverse to the continuing enjoyment by the Target of the Target IPR.

(d)
All application, renewal and other official statutory and regulatory fees and all professional advisers' fees received by the Target before the date of this agreement relating to the administration, protection and/or enforcement of the Target Group Intellectual Property Rights have been duly paid and all steps reasonably required have been taken for the maintenance and protection of such Target Group Intellectual Property Rights.

(e)
As at the date of this agreement, nothing is due to be done within the 30 day period immediately following the Completion Date which, if not done, would jeopardise the maintenance or prosecution of any Target Group Intellectual Property Rights which is registered or the subject of an application for registration.

(f)
No person is entitled to assert any moral or similar right in respect of any Target Group Intellectual Property Rights and all such moral or similar rights have been irrevocably and unconditionally waived.

(g)
All matters suitable for protection by registration (whether as trade marks, designs, patents or otherwise) and all related material and information have been kept confidential until the appropriate applications to register them have been filed in all relevant territories.

8.4	No disposals of Intellectual Property since the Management Accounts Date
Since the Management Accounts Date, the Target has not sold or otherwise disposed of any Intellectual Property owned or used by the Target.

8.5	No infringement of Intellectual Property of third parties
So far as the Sellers are aware, the Target has not infringed the Intellectual Property of any other person, and none of the activities of the Business have given rise to any obligation upon the Target to pay any royalty, fee, compensation or any other sum whatsoever in connection with the use of any third party Intellectual Property.

8.6	No infringement of Target Group Intellectual Property Rights
There is not currently, and within the past 6 years there has not been, any actual or , so far as the Sellers are aware, threatened infringement (including misuse of confidential information) or any event which would constitute an infringement or misuse by any third party of any of the Target Group Intellectual Property Rights.

8.7	Licences out to third parties
The Target has not granted and is not obliged to grant any licences under any Target Group Intellectual Property Rights and/or Technical Information and has not agreed to disclose any know-how or Technical Information to any person.

8.8	Corporate name
The Target does not use, or otherwise carry on its business under, any name other than its corporate name and its letters, invoices and order forms comply with all applicable legislation.

8.9	Patents and employee rights
All inventions made by any employees of the Target and used or enjoyed by the Target were made in the course of the normal duties of the employee concerned for the purposes of section 39 of the Patents Act 1977 (or the equivalent provision under foreign law) and no claim for compensation under section 40 of that Act (or the equivalent provision under foreign law) or otherwise has been made against the Target nor, so far as the Sellers are aware, will any such claim be made.

8.10	Technical Information

(a)
All the material Technical Information owned or used by the Target is sufficiently documented to enable its full and proper use without reliance on the special knowledge or memory of any person, including any Target officer or employee.

(b)	None of the Technical Information is known or accessible to or has been disclosed to any person, other than where disclosure has occurred properly and in the ordinary course of business.

8.11	Websites and domain names

(a)
Details of all domain names registered in the name of the Target are set out in the Disclosure Bundle with reference to this paragraph 8.11, and all related maintenance and registration fees have been fully paid up to the date of this agreement.

(b)	The Target does not use any domain names or operate from any websites that are not owned by the Target.

(c)
No permissions (whether formal or informal) have been granted by the Target to any third party to link to the Target's website(s) and the Target has in place all necessary permissions, consents and authorisations to link the Target's website(s) to any third party's website(s).

8.12	Sufficiency of Target IPR
The Target IPR comprises all material Intellectual Property necessary or convenient for the carrying on of the Business after the date of this agreement in a similar manner, and to a similar extent, to which it is or has been conducted at, or immediately before, the date of this agreement.

8.13	Data protection
The following definitions are used in this paragraph 8.13:

Data Protection Legislation means the Regulatory Requirements, the Data Protection Act 1998, any legislation in force from time to time in the United Kingdom which implements the Data Protection Directive 95/46/EC of the European Parliament, the Privacy and Electronic Communications (EC Directive) Regulations 2003, the Regulation of Investigatory Powers Act 2000, the Consumer Protection from Unfair Trading Regulations 2008 and regulations made under those Acts or regulations and the equivalent in any other relevant jurisdictions

Data Subject has the meaning in the Data Protection Act 1998

Personal Data has the meaning in the Data Protection Act 1998

Processing has the meaning in the Data Protection Act 1998, and Process and Processed will be construed accordingly

Regulatory Requirements means any rules, requirements, directions, guidelines and codes of practice made by any regulator or industry body relating to the Processing of Personal Data

Sensitive Personal Data has the meaning in the Data Protection Act 1998.

(a)	The Target has:

(i)	at all times complied in all material respects with the Data Protection Legislation;

(ii)	obtained express consent for the Processing of Sensitive Personal Data;

(iii)	complied with any request for access to Personal Data made by a Data Subject under the Data Protection Legislation;

(iv)
at all material times had in place all appropriate technical and organisational measures in place against unauthorised or unlawful Processing of Personal Data and against accidental loss or destruction of, or damage to, Personal Data;

(v)
only Processed Personal Data, and in particular any marketing activity has only been conducted, in accordance with the notices or privacy policies provided to Data Subjects, the consents given by Data Subjects and the Data Protection Legislation;

(vi)
in place with all suppliers, agents and sub-contractors who Process Personal Data agreements which comply with paragraph 12 of Part II of Schedule 1 of the Data Protection Act 1998 and the Data Protection Legislation.

(b)	The Target has maintained:

(i)	an up to date data protection notification which accurately describes the Target's Processing of Personal Data;

(ii)	accurate and up to date records of the Personal Data;

(iii)	an accurate and up to date list of all Data Subjects who have opted-out of the use of their Personal Data for the purposes of direct marketing.

(c)	The Target has not:

(i)
received any communication, whether orally or in writing, from any regulatory or industry body, or any other person alleging non-compliance with Data Protection Legislation or requiring the Target to change, cease Processing, block or delete any Personal Data; or

(ii)	had any actual or, so far as the Sellers are aware, suspected breach of data or information security.

(d)	To the extent that the Target transfers Personal Data outside the European Economic Area, the Target has:

(i)	met a condition in Schedule 4 of the Data Protection Act 1998; and

(ii)	notified Data Subjects of any transfers of Sensitive Personal Data outside the European Economic Area.

9	Information technology

9.1	Definitions
In this paragraph 9, unless the context otherwise requires:
Computer Systems means the computer systems, communications systems and equipment (including network and telecommunications equipment, smartphones and mobile devices), hardware, firmware and software (including associated preparatory materials, user manuals and other related documentation), in each case used by the Target

IT Contracts means all arrangements and agreements under which any third party (including without limitation any source code deposit agent) provides any element of, or services relating to any element of, the Computer Systems, including leasing, hire purchase, licensing, software-as-a-service, maintenance and services agreements

Systems Data means any data held, processed and/or transmitted by the Computer Systems

9.2	Computer hardware and systems used by the Target

(a)
Save to the extent provided in the IT Contracts, the Target is the sole legal and beneficial owner of the Computer Systems free from and clear of any restriction, Security Interest and other rights exercisable by any other person.

(b)
Details of any significant Computer Systems used by the Target (and any related IT Contracts) which do not comprise a network of linked workstations or personal computers of a type generally available to the public are set out in the Disclosure Letter.

9.3	Computer software used by the Target

(a)
The Target does not use any computer software other than standard off the shelf packages generally available to the public (Standard Software) and no Standard Software used by the Target has been materially modified.

(b)	The Target possesses all necessary licences with respect to its use of Standard Software and no licence terms have been breached.

9.4	Source code
The Target has not created (nor does it own any Intellectual Property in), any source code which is either material to the Business or is a material asset of the Target.

9.5	Data storage, back-up and system breakdowns

(a)
All records and systems and all data and information of the Target are recorded, stored, maintained or operated or otherwise held exclusively by the Target, they have not been disclosed to any third party and are not dependent on any facilities which are not under the exclusive ownership and control of the Target other than in terms of an IT Contract.

(b)	In the year immediately preceding the date of this agreement, the Computer Systems have not suffered:

(i)	any material failure, breakdown or security breach; nor

(ii)	any insufficiency of hardware data storage or processing capacity, which has resulted in significant or repeated disruption or loss to the Target, and suitable back-up systems are utilised to ensure that, in the event of any fault in the Computer Systems, no more than one day's data would be lost.

(c)
The Computer Systems are not shared with any other person and no agreements or arrangements (binding or otherwise) exist for any other person to share or to have access to or use of the Computer Systems and the Computer Systems are not wholly or partly dependent upon any facilities not under the exclusive ownership or control of the Target.

9.6	Support and maintenance

(a)
The IT Contracts include support and maintenance contracts which cover all material items of hardware and software included in the Computer Systems, and complete and accurate copies of these are contained in the Disclosure Bundle. With respect to each such contract:

(i)
no notice has been given by any party or person to terminate such contract and neither the entry into, nor compliance with, this agreement will entitle a party or person to terminate, vary and/or make a claim under or in connection with it; and

(ii)
no disputes have arisen nor, so far as the Sellers are aware, are foreseeable in respect of such contract and the Sellers have no reason to believe that it will not be renewed upon the same or substantially the same terms when it expires.

(b)
The employees of the Target include a sufficient number who have the requisite knowledge and experience to ensure the proper operation (including the proper continued maintenance and support) of the Computer Systems.

9.7	Third party rights
In respect of any third party rights which are used or required to be used by the Target in its use of the Computer Systems, the Target has in force valid licences for such use (the material terms of which are accurately described in the documentation attached to the Disclosure Bundle) and the Target has not breached the terms of such licences.

9.8	Sufficiency of Computer Systems
The Computer Systems and the IT Contracts comprise all the property rights and assets in respect of information technology necessary or convenient for the carrying on of the Business after the date of this agreement in a similar manner, and to a similar extent, to which it is or has been conducted at, or immediately before, the date of this agreement, and the Computer Systems have sufficient capacity to meet the current requirements of the Business. Within the last 2 years, the Target has not made any plans to materially change, replace, develop or update any element of the Computer Systems and no such plans are in existence at the date of this agreement.

9.9	Data security

(a)
The Target has taken all commercially reasonable and prudent precautions to preserve the availability, confidentiality, security and integrity of the Systems Data including the use of appropriate encryption, virus checking software, password protection procedures and the taking and storing of back-up copies of such data both on and off site at least once every 24 hours.

(b)
To ensure the security of the Computer Systems and the confidentiality and integrity of the Systems Data, the Target has implemented appropriate procedures covering both on-site working and off-site working where applicable.

10	Property
In this paragraph 10, the following definitions have the following meanings:
Lease means the lease under which the Property is held dated 18 December 2014 and made between (1) Universities Superannuation Scheme Limited and (2) the Subsidiary

Property means the leasehold property known as Unit 2, Hurricane Park, Heartlands Spine Road, Birmingham

Schedule means appendix 2 to the Disclosure Letter

10.1
The Property comprises all the properties owned or occupied by the Target or in which the Target has any right or interest or obligation or which the Target uses for the purposes of carrying on the Business as at the date of this Agreement.

10.2	The Target has no actual or contingent liability in respect of any land and buildings that are no longer owned, occupied or used by the Target.

10.3
The information contained in the Schedule, as to the tenure of the Property and the principal terms of the Lease held by the Subsidiary is true and accurate in all material respects and no collateral assurances, undertakings, concessions or variations have been made by any party to those documents.

10.4
The documents of title to the Property consist of the Lease, in respect of which a stamp duty land tax return has been submitted and stamp duty land tax paid, and the other documents listed in appendix 3 of the Disclosure Letter and the Subsidiary has the Lease and the other documents in its possession and control.

10.5	No further payments of stamp duty land tax (including penalties or interest) or further land transaction return in relation to stamp duty land tax is required in respect of the Property.

10.6	There are, appurtenant to the Property all rights and easements necessary for their current use and enjoyment (without restriction as to time or otherwise.

10.7	The Subsidiary is legally and beneficially entitled to the Property and is entitled to vacant possession of the Property.

10.8
There are no covenants, restrictions, stipulations, easements, profits à prendre, wayleaves, licences, grants or other encumbrances (whether of a private or public nature, and whether legal or equitable) affecting the Property which are of an onerous or unusual nature or which conflict with the current use of the Property.

10.9
There are no options or agreement for sale, mortgage, charge (whether specific or floating), rentcharge, agreement for lease, lease or any other third party rights in respect of the Property and the Property is not subject to the payment of any outgoings (except the usual rents, rates and taxes), nor so far as the Sellers are aware are there any persons in unlawful possession or occupation of, or who have or claim any rights or easements of any kind in respect of, the Property or any part of them, adverse to the estate, interest, right or title of the Target.

10.10	The Property is actively used by the Subsidiary in connection with the Business and is used in compliance with the Town and Country Planning legislation, orders and regulations applicable to it.

10.11
The Subsidiary has in all material respects performed and observed all covenants, conditions, agreements, statutory requirements, planning consents, byelaws, orders and regulations affecting the Property, and requiring observance or performance by it, and no notice of any breach of any these matters has been received.

10.12	In relation to the Property:

(a)
the Subsidiary paid all rent, insurance, service charges and other outgoings that are payable and demanded (where necessary) in respect of the Property and has not exercised any right to terminate the Lease;

(b)
the Subsidiary has not made any material alterations, additions or improvements to the premises leased under any such lease, that are required to be removed at the termination of the applicable lease term which have not been approved by the freeholder; and

(c)	the Lease is not contracted out of sections 24 to 28 of the Landlord and Tenant Act 1954 and the Subsidiary has not sent nor received any notices under sections 25 to 27 (inclusive) of that Act.

10.13
There exists no dispute between the Subsidiary and the owner or occupier of any other premises adjacent to or neighbouring the Property and as far as the Sellers are aware there are no circumstances that would give rise to any such dispute after the date of this agreement.

11	CRC

(a)	In this paragraph 11, CRC means The CRC Energy Efficiency Scheme Order 2010 or The CRC Energy Efficiency Scheme Order 2013 as is applicable.

(b)	The Target:

(i)
was not a participant under phase 1 of the CRC and was not required by the terms of the CRC to be a participant under phase 1 of the CRC whether in its own right or as part of a group of undertakings; and

(ii)	did not qualify as a participant for phase 2 of the CRC whether in its own right or as part of a group of undertakings.

(c)	The Target is not a participant equivalent as defined in The CRC Energy Efficiency Scheme Order 2013.

12	Environmental and health and safety
The Target has obtained and maintains in full force and effect all ESH permits and true and complete copies of these are contained in the Disclosure Bundle.

13	Litigation and disputes

13.1
Other than debt collection in the Target’s ordinary course of business, neither the Target nor any person for whose acts the Target may be vicariously liable is engaged in any capacity in any litigation, arbitration, mediation, prosecution or other legal proceedings or alternative dispute resolution or in any proceedings or hearings before any Authority; no such matters are pending or threatened or have been settled by a deferred prosecution agreement; and so far as the Sellers are aware, there are no circumstances which would give rise to any such matter.

13.2
There is no outstanding judgment, order, decree, arbitral or mediation award or decision of any court, tribunal, arbitrator or Authority against the Target or any person for whose acts the Target may be vicariously liable.

13.3	The Target is not a party to any subsisting undertaking given to any court or third party arising out of any proceedings of the kind described in paragraph 13.1 or paragraph 13.2.

13.4
The Target has not received notification that any investigation or enquiry is being or has been conducted by any Authority in respect of its affairs and, so far as the Sellers are aware, there are no circumstances which would give rise to any such investigation or enquiry.

13.5
So far as the Sellers are aware, no breach of contract, tort, statutory duty or law has been committed of which the Target is or may be liable (either directly or vicariously) or which will or would cause damage or loss to the Target.

14	Insurance

14.1	Insurances required by law

(a)	The Target has taken out and maintained all insurances required by law to be taken out and maintained by it.

(b)	The Target has not been refused insurance cover in the last 3 years in relation to any aspect of the Business.

14.2	Details of insurance cover
Accurate and up to date particulars of all insurance policies maintained by the Target together with copies of all insurance policies in force under which the Target has a legal, equitable or other interest that is insured (Policies) are contained in the Disclosure Bundle.

14.3	Policies
In respect of the Policies:

(a)	all premiums have been paid when due;

(b)	all conditions of the Policies have been performed and observed;

(c)	none of the Policies has become void, voidable or unenforceable; and

(d)	the Policies will continue in full force notwithstanding the sale and purchase of the Target Shares.

14.4	Claims

(a)
No claim or claims potentially covered by any of the Policies and/or under previous insurance policies held by the Target, potentially covered under any of the Policies and/or under previous insurance policies held by the Target:

(i)	needs to be notified to the relevant insurers and has not already been notified;

(ii)	has been notified but a response is awaited from the insurers;

(iii)	has been notified and insurers have admitted liability but have yet to make the payment;

(iv)	has been notified but insurers are disputing liability to pay.

(b)
So far as the Sellers are aware, there are no circumstances which would entitle the Target to make a claim under any of the Policies or which would be required under any of the Policies to be notified to the insurers.

(c)	Details of any claims made by the Target under any insurance policy in the last 3 years are set out in the Disclosure Letter.

15	Compliance and regulatory

15.1	Authorities required to carry on the Business
The Target has all Authorities that are necessary to enable the Target to carry on the Business in the manner carried on immediately prior to Completion.

15.2	Compliance with Regulations
Regulations means any law, legislation, instrument, rule, order, regulation, code, standard, directive, bye-law or decision of any Authority which concerns or may affect the Business in any jurisdiction

The Target is conducting and has at all material times conducted its Business in all material respects in accordance with all Regulations.

15.3	Competition matters

(a)
The Target conducts, and has at all material times and in all material respects conducted the Business in accordance with the requirements of all Competition Laws applicable to the Business and so far as the Sellers are aware it has not been and is not being investigated for any alleged non-compliance or infringement of such Competition Laws.

(b)	The Target is not subject to any prohibition, order, condition, undertaking, assurance or similar measure or obligation imposed by or under any of the Competition Laws.

(c)
So far as the Sellers are aware, no action is will be taken against the Target in relation to any of its current or past activities based on any alleged non-compliance or infringement of any Competition Laws.

(d)
For the purposes of paragraph 15.3, the term Competition Laws means any applicable laws, regulations, rules or other enactments whatever dealing (without limitation) with state aid, public procurement, anti-dumping, anti-competitive agreements decisions or concerted practices, monopolies, abuse of dominant position, other anti-competitive behaviour, merger situations or concentrations and the requirements of any special regulatory regime to which the Target may be subject in any area of its activities in the UK, EU, EEA or any other jurisdiction in which the Business is carried on.

15.4	Corporate and constitutional matters

(a)	Compliance has been made with all legal requirements in relation to the Target concerning:

(i)	its memorandum and articles of association (including all resolutions passed or purported to have been passed);

(ii)	the filing of all documents required by the Companies Act 2006 to be filed at Companies House;

(iii)	issues of shares, debentures or other securities;

(iv)	the buy-back of any shares;

(v)	any reduction in capital;

(vi)	payments of interest and dividends and the making of other distributions; and

(vii)	directors (including any shadow directors) and other officers.

(b)	The Target has not made or paid any dividend or other distribution except out of profits available for the purpose.

(c)	All registers required by law to be kept by the Target are:

(i)	in its possession;

(ii)	have been maintained in accordance with applicable law;

(iii)	contain an accurate record of the matters which are required to be dealt with in them; and

(iv)	the Target has not received any application or request for rectification of its statutory registers or any notice or allegation that any of them is incorrect.

(d)	Copies of all charges created by the Target and currently outstanding are contained in the Disclosure Bundle and all the charges have been registered (if appropriate) if required by law.

15.5	Bribery and corruption

(a)
Neither the Target nor so far as the Sellers are aware have any of its officers, directors or employees at any time prior to the date of this agreement committed any offence under the Public Bodies Corrupt Practices Act, the Prevention of Corruption Act 1906, the Prevention of Corruption Act 1916, the Bribery Act 2010 or any legislation or common law or regulation anywhere in the world creating offences in respect of bribery or fraudulent or corrupt acts.

(b)
The Target has in place adequate procedures in line with the guidance published by the Secretary of State under section 9 Bribery Act 2010 designed to prevent any person working for or engaged by it including its officers, directors, executives, employees and workers from committing directly or indirectly offences of corruption or bribery or omitting to take actions which may facilitate or permit bribery or corruption.

(c)
Neither the Target, any of its officers, directors, employees, any of the Sellers nor any party connected with any of the Sellers has paid directly or indirectly to any person or any Authority or Relevant Person any sum or offered or promised or provided any tangible or intangible gift, favour, service, entertainment, education or promotional or travel expenses or anything else of value in the nature of a bribe or inducement.

(d)	For the purposes of this paragraph 15.5 Relevant Person means:

(i)	an executive, official, employee or agent of a governmental department, agency or instrumentality; or

(ii)	a director, officer, employee or agent of a wholly or partially government-owned or controlled company or business; or

(iii)	a political party or official thereof, or candidate for political office; or

(iv)	an executive, official, employee or agent of a public international organization (e.g. the International Monetary Fund or the World Bank); or

(v)
a third party to whom a payment or other benefit contemplated by this clause has been paid, promised, offered or provided, while knowing or having a reasonable belief that all or some portion will be used for the purpose of:

(A)	influencing any act, decision or failure to act by anyone described in (i) to (iv) above in his or her official capacity; or

(B)	inducing anyone described in (i) to (iv) above to use his or her influence with a government or related branch or agency to affect any act or decision of such government or entity; or

(C)	securing an improper advantage in order to obtain, retain, or direct business.

(e)
So far as the Sellers are aware, neither the Target nor any of its officers, directors or employees is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under the Bribery Act 2010 or any legislation or common law or regulation anywhere in the world creating offences in respect of bribery or fraudulent or corrupt acts and no such investigation, inquiry or proceedings have been threatened or are pending and so far as the Sellers are aware there are no circumstances which would give rise to such investigation, inquiry or proceedings.

(f)
The Target has at all material times complied, and is fully complying, with all applicable export control, money laundering and anti-terrorism laws and regulations, and neither the Target nor any person connected with the Target is a party to a contract with or bid to, or has conducted business with (directly or indirectly) a third party located in any country over which sanctions are currently in force by the United Kingdom or with specially designated nationals designated by HM Treasury in the UK or the UK Foreign and Commonwealth Office.

(g)	Neither the Sellers nor any party connected with any of the Sellers have violated any applicable domestic or foreign anti-bribery, anti-corruption, money laundering or anti-terrorism Regulations.

16	Constitutional

16.1	Details concerning the Target

(a)	The Target is a private company limited by shares incorporated and existing under the laws of England and Wales.

(b)	The Target Shares have been allotted and issued and are fully paid or credited as fully paid.

(c)	The shares in the Subsidiaries constitute the entire issued share capital of the
Subsidiaries, have been allotted and issued and are fully paid or credited as fully paid.

(d)	All the issued share capital in the Subsidiary is owned legally and beneficially by the Target.

16.2	Interests of the Target in other entities
Save for its interests in the Target’s Subsidiary, the Target has no:

(a)	interest in the share capital of, or other investment in, any body corporate;

(b)	interest in any partnership, joint venture, consortium or other unincorporated association or arrangement for sharing profit or losses; or

(c)	branch, agency, place of business or permanent establishment outside the United Kingdom (Overseas Branch) or substantial assets outside the United Kingdom, and has no outstanding obligation to acquire any such interest or Overseas Branch and no outstanding obligations or responsibilities in relation to any such interest or Overseas Branch formerly owned by it.

16.3	Security Interests, options and other rights
There is no Security Interest, option or right to acquire on, over or affecting any of the Target Shares or any shares in any of the Subsidiaries (whether issued, authorised or otherwise), there is no agreement or commitment (conditional or otherwise) to give or create any of the foregoing and no person has made any claim to be entitled to any of the foregoing.

16.4	No shares or loan capital of the Target under option
No share or loan capital of the Target is now under option or is agreed or resolved conditionally or unconditionally to be created or issued or put under option.

16.5	Repurchase of share capital and financial assistance
The Target:

(a)	has not at any time purchased, redeemed, repaid or agreed to purchase, redeem or repay any share capital;

(b)	has not at any time given or agreed to give any unlawful financial assistance in connection with any acquisition of share capital; or

(c)	did not at any time prior to 1 October 2008 use or purport to use the procedure set out in sections 155 to 158 Companies Act 1985 (financial assistance whitewash).

16.6	Articles of Association
Accurate copies of the articles of association of the Target are contained in the Disclosure Bundle.

16.7	Restructurings
The Target has not been involved in any restructuring, including any merger, de-merger or hive-down or hive-up of any assets, during the six years prior to the date of this agreement.

16.8	Shadow directors
There is no shadow director of the Target.

16.9	Outstanding powers of attorney or other authorities
There are no powers of attorney or other authorities (express or implied) which are still outstanding or effective to or in favour of any person to enter into any contract or commitment or to do anything on behalf of the Target (other than on the authority of directors or of employees as either is ostensible or is implied to enter into routine contracts in the normal course of their duties).

16.10	Limitation and indemnity

(a)
Save as set out in its memorandum or articles of association, the Target has not entered into any contract, agreement, arrangement or understanding with any director or former director of the Target to limit, exclude or indemnify any liability he may have in connection with any current or former office or employment with the Target or any former group company or any related pension scheme or employee benefit or share trust.

(b)	A copy of every present or former liability limitation agreement or similar arrangement with any auditor or past auditor of the Target is contained in the Disclosure Bundle.

17	The Sellers

17.1	Powers and obligations of the Sellers

(a)	The execution and delivery of, and the performance by the Sellers of the Sellers' obligations under, and compliance with the provisions of, this agreement and the other Transaction Documents will not:

(i)	result in a breach of, or constitute a default under, any instrument to which any of the Sellers is a party or by which any of the Sellers is bound; or

(ii)
result in a violation of any law or regulation in any jurisdiction having the force of law or of any order, judgment or decree of any court or governmental agency or agreement to which any of the Sellers is a party or by which any of the Sellers is bound.

(b)
No consent, authorisation, licence or approval of the Sellers, any governmental, administrative, judicial or regulatory body, authority or organisation is required to authorise the execution, delivery, validity, enforceability or admissibility in evidence of this agreement or the performance by each Seller of each Seller's obligations under this agreement or any of the other Transaction Documents.

17.2	Insider contracts

(a)
There is not, nor during the 6 years before the date of this agreement has there been, any agreement, arrangement, loan, quasi-loan or undertaking to which the Target is a party and in which (i) any of the Sellers; (ii) any person connected with any of the Sellers; or (iii) any person beneficially interested in the share capital of the Target at that time or (except for service agreements) any director of the Target or any person connected with any of them in any such case is or has been interested.

(b)	The Target has not been party to any agreement or transaction falling within:

(i)	section 188 of the Companies Act 2006 (Directors' Long-Term Service Contracts); or

(ii)	sections 190 - 196 of the Companies Act 2006 (Substantial Property Transactions).

(c)	The Target has not transferred any asset to:

(i)	any of the Sellers;

(ii)	any person beneficially interested in any part of the share capital of the Target;

(iii)	any director of the Target or any person connected with any such director; or

(iv)	any person connected with any of the Sellers, except, in any such case, at market value.

18	Insolvency

18.1
No order has been made and no resolution has been proposed or passed for the winding up of the Target and so far as the Sellers are aware, no petition has been presented for the purpose of winding up the Target.

18.2	No application has been issued or order made for the provisional liquidation of the Target or the appointment of a provisional liquidator in respect of the Target.

18.3
So far as the Sellers are aware, no administration order has been made in respect of the Target and the Target is not otherwise in administration and so far as the Sellers are aware no steps have been taken with a view to or which could result in the Target being in administration (which steps would include issuing an application to the Court or filing with the Court a notice of intention to appoint an administrator).

18.4	No receiver (which expression will include an administrative receiver) has been appointed in respect of the Target or in respect of all or any part of its assets.

18.5	No voluntary arrangement has been proposed or approved under Part I of the Insolvency Act 1986 in respect of the Target.

18.6	The Target is able to pay its debts and is not insolvent or unable to pay its debts (whether within the meaning of section 123 Insolvency Act 1986 or otherwise).

18.7	So far as the Sellers are aware, no distress, execution or other process has been levied or so far as the Sellers are aware, threatened in respect of any asset of the Target.

18.8	So far as the Sellers are aware, no steps have been taken to enforce any encumbrance over all or part of the assets and/or undertaking of the Target.

18.9
No composition in satisfaction of the debts of the Target or scheme of arrangement of its affairs or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members has been proposed, sanctioned or approved.

18.10	No guarantee, loan capital, borrowed money or interest is overdue for payment and no other obligation or indebtedness is outstanding which is overdue for performance or payment.

18.11	So far as the Sellers are aware, no circumstances have arisen which would result in a transaction to which the Target is a party being set aside.

18.12
No third party claim involving any asset owned or used by the Target has been or is being made under sections 238 or 339 (Transactions at an Undervalue), sections 239 or 340 (Preferences) or section 423 (Transactions Defrauding Creditors) of the Insolvency Act 1986.

18.13	So far as the Sellers are aware, no steps for the enforcement of any Security Interest have been taken or threatened against the Target.

18.14	Neither the entering into nor Completion of this agreement will result in the creation, crystallisation or enforcement of any Security Interest over any asset of the Target.

18.15	No event analogous to any of the circumstances mentioned in any of the foregoing sub paragraphs of this paragraph 18 has occurred in relation to the Target outside England.

19	Information
All factual information relating to the Sellers and or the Target which is contained in the schedules to this agreement is accurate in all material respects.

SCHEDULE 3 Limitations on liability

1	Limitations on the Sellers’ liability

1.1
For the purposes of this schedule, Claims means all and any claims against the Sellers for breach of Warranty and claims under the Tax Covenant (provided that references to Claims in paragraphs 1.2 and 1.15 do not include any Tax Claim arising under the Tax Covenant and references to Claims in paragraphs 1.10 - 1.14, 1.18, or 2 do not include any Tax Claim to which the provisions of Schedule 4 (Tax) apply. Tax Claim means all and any claims under the Tax Covenant and/or the Tax Warranties. Nothing in this schedule will have the effect of limiting or restricting any liability of the Sellers arising from any fraud by the Sellers.

1.2	The Sellers will not be liable in respect of any Claim unless:

(a)
the amount of the individual Claim exceeds £5,000 (five thousand pounds) (excluding any liability for costs and interest) provided that individual Claims arising from the same subject matter or circumstances or which are consequent on or attributable to one source or original cause will be aggregated and if the aggregated value of those claims exceeds £5,000 then all such aggregated Claims will not be disregarded; and

(b)
the aggregate amount of all Claims (excluding all Claims for which the Sellers have no liability by reason of paragraph 1.2(a)) exceeds £50,000 (fifty thousand pounds) (excluding any liability for costs and interest), in which case the Sellers will be liable for the whole amount claimed (and not just the amount by which the threshold in this paragraph 1.2(b) is exceeded).

1.3
The maximum aggregate liability of each Seller in respect of Claims (including any liability for costs and interest) will (subject always to the provisions of clauses 1.5 and 1.6) not in any event exceed, in respect of:

1.3.1	Robert Way - £3,618,649.67; and

1.3.2	Andrew Lynton Cohen - £1,205,573.33

1.4
The liability of the Sellers for any Claim will be several and accordingly each Seller will only be liable for that proportion of each individual Claim specified against that Seller’s name in the table below:

Name of Seller	Proportionate liability for each Claim
Robert Way	75.01%
Andrew Cohen	24.99%

1.5	Subject to paragraph 1.6, the Sellers’ liability in respect of Agreed Claim(s) shall be satisfied in the following manner:

(a)
firstly, to the extent that there remains any principal amount to be paid in cash outstanding to the Sellers under the Convertible Notes on the date any Claim becomes an Agreed Claim, by a reduction in the principal amount due to the Sellers under the Convertible Notes in cash, equal to the amount of the Agreed Claim (or part thereof, if the principal amount outstanding to the Sellers under the Convertible Notes in cash, is less than the value of the Agreed Claims); and

(b)
secondly, to the extent that the amount of the Agreed Claim is not satisfied in whole or in part pursuant to paragraph 1.5(a) above, and there remains any principal amount outstanding to the Sellers under the Convertible Notes on the date any Claim becomes an Agreed Claim, by a reduction in the principal amount due to the Sellers under the Convertible Notes equal to the amount of the Agreed Claim (or part thereof after applying any reduction pursuant to paragraph 1.5(a) above); and

(c)
to the extent that amount of the Agreed Claim is not satisfied in whole or in part pursuant to paragraph 1.5(a) or 1.5 (b) above, and the Sellers hold CVSL Shares, by the cancellation of such number of CVSL Shares (at a deemed price per CVSL share equal to the Relevant CVSL Share Price) as is equal to the amount of the Agreed Claim (or part thereof after applying any reduction pursuant to paragraph 1.5(a) and/or paragraph 1.5(b) above); and

(d)
to the extent that the amount of the Agreed Claims is not satisfied in whole or in part pursuant to the provisions of paragraphs 1.5(a), 1.5(b) or 1.5(c) above, by the payment of cash up to an aggregate maximum of £100,000 plus the amount of any cash proceeds actually received by the Sellers pursuant to the Convertible Notes and/or any disposal (or otherwise) by the Sellers of any CVSL Shares and for the avoidance of doubt, the Sellers shall have no further liability in respect of any Agreed Claim(s) following the application of the above paragraphs even if this does not satisfy in full the amount of the Agreed Claim(s).

1.6	To the extent any Agreed Claim(s) involves any Cash Outlay then the Claim shall be satisfied by the Sellers in the following manner:

(a)
firstly, by the payment of cash up to an aggregate maximum of £100,000 plus the amount of any cash proceeds actually received by the Sellers pursuant to the Convertible Notes or any disposal (or otherwise) by the Sellers of any CVSL Shares; and

(b)
to the extent that the amount of the Agreed Claim is not satisfied in whole or in part, by the payment of cash referred to in paragraph 1.6(a) above, and to the extent that there remains any principal amount outstanding to the Sellers under the Convertible Notes which is payable in cash, by a reduction in the principal amount of the Convertible Notes payable in cash equal to the aggregate amount of the Agreed Claim (or part thereof, if the cash payable under 1.6(a) is less than the value of the Agreed Claim); and

(c)
to the extent that the amount of the Agreed Claim is not satisfied in whole or in part, by the payment of cash referred to in paragraph 1.6(a) or 1.6(b) above, to the extent that there remains any principal amount outstanding to the Sellers under the Convertible Notes, by a reduction in the principal amount of the Convertible Notes equal to the aggregate amount of the Agreed Claim (or part thereof, if the cash payable under 1.6(a) and the reduction in the amount of the Convertible Loan Notes under 1.6(b) is less than the value of the Agreed Claim); and

(d)
to the extent that the amount of the Agreed Claims is not satisfied in whole or in part, by applying the provision of paragraphs 1.6(a), 1.6(b) or 1.6(c) above, and the Sellers hold CVSL Shares, by the cancellation of such number of CVSL Shares (at a deemed price per CVSL share equal to the Relevant CVSL Share Price) as is equal to the amount of the Agreed Claims (or part thereof after applying the provisions of paragraphs 1.6(a) , 1.6(b) and 1.6(c) above)

and for the avoidance of doubt, the Sellers shall have no further liability in respect of any Agreed Claim(s) following the application of the above paragraphs even if this does not satisfy in full the amount of the Agreed Claim(s).

1.7
The Sellers will be under no liability in respect of any Claim unless the Buyer has given to the Sellers written particulars of a Claim, setting out in detail the amount claimed and the reasons for the Claim; 1) in respect of any Tax Claim on or before the seventh anniversary of the Completion Date; and 2) for any other Claim on or before the second anniversary of the Completion Date.

1.8
The Sellers will not be liable in respect of any Claim (if not previously satisfied, settled or withdrawn) unless legal proceedings have been validly issued and served within 12 months of the Buyer serving the written particulars referred to in paragraph 1.7 or in the case of a liability referred to in paragraph 1.15, within 12 months of the date on which the liability becomes actual or (as the case may be) capable of being quantified.

1.9	Neither the Buyer nor any member of the Buyer’s Group will be entitled to recover damages, or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same loss.

1.10
In calculating the liability of the Sellers in respect of any Claim there will be taken into account the amount by which any Taxation for which the Target Group is now or will be liable, is reduced or extinguished as a result of the matter giving rise to such liability.

1.11
Without prejudice to the duty of the Buyer to mitigate any loss in respect of any Claim, the liability of the Sellers for any Claim will be reduced or extinguished to the extent that any member of the Target Group actually recovers any loss or damage which is the subject of any loss or claim under any policy of insurance of the Target Group in place at Completion. The Buyer will procure that the relevant member of the Target Group will use its reasonable endeavours to recover any such claim from the insurers.

1.12
If the Buyer, or any member of the Target Group is at any time entitled to recover or otherwise claim reimbursement from a third party in respect of any matter or circumstances giving rise to a Claim the following provisions will apply:

(a)	the Buyer will as soon as is reasonably practicable after becoming aware that it is entitled to, notify the Sellers in writing of such entitlement;

(b)
the Buyer will if so required by the Sellers, and subject to payment of any expenses associated with so doing (or will procure that the Target or the relevant member of the Target Group will) use all reasonable endeavours to enforce such recovery or seek such reimbursement from the relevant third party;

(c)
the liability of the Sellers in respect of the related Claim will be reduced by the amount inclusive of interest or repayment supplement (if any) actually recovered from the relevant third party (less all reasonable costs, charges and expenses and Taxation incurred or payable by the Buyer, or the Target or the relevant member of the Target Group in recovering that sum), or extinguished if the amount recovered exceeds the amount of the relevant Claim;

(d)
if the Sellers make a payment to the Buyer in respect of a Claim and the Buyer, or the Target or any member of the Target Group subsequently recovers from a third party a sum which is referable to that Claim, the Buyer will promptly repay to the Sellers the lower of:

(i)
the amount recovered from such third party (less all reasonable costs, charges, expenses and Taxation incurred or payable by the Buyer, or the Target or the relevant member of the Target Group in recovering that sum); and

(ii)	the amount paid to the Buyer by the Sellers in respect of the relevant Claim.

1.13	The Sellers will not be liable in respect of any Claim to the extent that:

(a)	an express allowance, provision or reserve for the matter or liability which would otherwise give rise to a Claim has been made in the Management Accounts;

(b)
the Claim would not have arisen but for a change of accounting policy or practice of any member of the Target Group after the Completion Date, save to the extent such change is required by law or regulation.

1.14
The Sellers will not be liable in respect of any Claim to the extent that the liability arises or is increased as a result of any changes in legislation, regulation, or practice of any governmental, regulatory or other body made after the date of this agreement.

1.15
The Sellers will not be liable in respect of any Claim to the extent that the matter giving rise to the Claim constitutes a contingent liability of any member of the Target Group or relates to a liability which is not capable of being quantified, until such liability becomes an actual liability of a member of the Target Group or becomes capable of being quantified. This paragraph will not relieve the Buyer from any obligation to give notice under this schedule in respect of any matter which constitutes a contingent liability or relates to a liability which is not capable of being quantified.

1.16	The only Warranties given:

(a)	in respect of the Property are those set out in paragraph 9 of Schedule 2, and the other Warranties will be deemed not to be given in relation to the Property;

(b)	in respect of Taxation are the Tax Warranties, and the other Warranties will be deemed not to be given in relation to Taxation;

(c)
in respect of environmental matters or pollution are those set out in paragraphs 10 and 11 of Schedule 2, and the other Warranties will be deemed not to be given in relation to environmental matters of pollution;

(d)	in respect of Intellectual Property are those set out in paragraph 7 of Schedule 2, and the other Warranties will be deemed not to be given in relation to Intellectual Property; and

(e)
in respect of the employees of a member of the Target Group and other employment matters are those set out in paragraph 5 of Schedule 2, and the other Warranties will be deemed not to be given in relation to the employees of a member of the Target Group and other employment matters.

1.17	Nothing in this paragraph 1 will derogate from the Buyer’s common law obligation to mitigate any loss which it suffers in consequence of a breach of the Warranties.

1.18
The Buyer or the relevant member of the Target Group will notify the Sellers within twenty (20) Business Days of the Buyer becoming aware of any facts which it is reasonably apparent could give rise to a Claim and shall notify each of the Sellers in writing specifying in reasonable detail to the extent then available the matter which gives rise, or is likely to give rise, to the Claim, the nature of the potential liability and, so far as is practicable, the likely amount of such Claim.

1.19	Any payment made by the Sellers in respect of any Claim will be deemed to be a reduction in the Consideration payable under clause 3 of this agreement.

2	Conduct of third party claims

2.1
In relation to any Claim or potential Claim which arises as a result of or in connection with, a claim by, or alleged liability to a third party, the Buyer will and will procure that the relevant member of the Target Group will:

(a)
take such action and give such information and access to personnel, premises, documents and records to the Sellers and their duly authorised representatives and professional advisers as the Sellers may reasonably request in order to avoid, dispute, mitigate, settle, defend, compromise or appeal the matter(s) relating to the Claim or potential Claim (the matter in question) except where to do so would or might reasonably breach or endanger the Buyer’s legal privilege in any accounts, documents or records or be materially detrimental to the ongoing business of the Target Group;

(b)	permit the Sellers and those representatives and advisers to make copies (at the Sellers’ cost) of those records and information;

(c)	(at the Sellers’ cost) give the Sellers and those representatives and advisers any other information and assistance which any of them may reasonably require in connection with the matter in question;

(d)
consult with the Sellers as soon as reasonably practical with regard to any actual or proposed developments relating to the matter in question and provide the Sellers with copies of all correspondence and documents in relation to that matter and (on request from time to time) a status report with regard to the matter; and

(e)
make no admission of liability, agreement, settlement or compromise with any third party in relation to the matter in question without the prior written consent of the Sellers such consent not to be unreasonably withheld or delayed.

2.2
The Sellers will indemnify the Buyer in respect of all costs, charges and expenses that are reasonably and properly incurred by the Buyer (or any member of the Target Group) as a consequence of any actions taken at the request of the Sellers in accordance with paragraph 2.1(a) or paragraph 2.1(d).

SCHEDULE 4: Taxation
Part 1- Interpretation and Buyer Protections

1	Interpretation

1.1	In this schedule (unless the context otherwise requires):

“Accounts Relief” means any Relief which is shown as an asset in the Management Accounts or is taken into account in computing (and so reducing or eliminating) any provision which appears, or which but for the presumed availability of the Relief would have appeared, in the Management Accounts

“Actual Tax Liability” means a liability, or an increase in a liability, to make an actual payment of or in of an amount in respect of Taxation whether or not such Taxation is also or alternatively chargeable against or attributable to any other person

“Buyer’s Group” means the Buyer and any Target which is or within the 6 years prior to the date of Completion, has been or after Completion becomes, a member of the same group of companies as, or is associated or connected with, the Buyer in each case for any Tax purpose

“Buyer’s Relief” means any:
(a)    Accounts Relief;
(b)    Post-Completion Relief; and
(c)     Current Period Relief

“CAA 2001” means the Capital Allowances Act 2001

“CTA 2009” means the Corporation Tax Act 2009

“CTA 2010” means the Corporation Tax Act 2010

"Current Period Relief" means any Relief arising in the ordinary course of the Company's business, or arising as a result of Event(s) occurring in the ordinary course of the Company's business, in either case between the Management Accounts Date and Completion

“Deemed Tax Liability” means:

(a)
the use or set off of a Buyer’s Relief in circumstances where but for such use or set off the Target would have an Actual Tax Liability in respect of which the Buyer would have been able to make a claim against the Sellers under the Tax Covenant, in which event the amount of the Deemed Tax Liability shall be the amount for which the Sellers would have been liable under the Tax Covenant in respect of such Actual Tax Liability but for such use or set off

(b)
the loss of an Accounts Relief, in which event the amount of the Deemed Tax Liability shall be, where the relief that is subject of the loss is a repayment of tax, the amount of the repayment that would have been obtained but for the loss

“Demand” means any assessment, notice, letter, demand or other document issued or action taken by or on behalf of any Tax Authority or any form of return, computation, account, other document or self‑assessment required by law from which it appears that the Target is subject to, or is sought to be made subject to, or will or might become subject to, any Tax Liability or that a breach of a Tax Warranty has occurred

“Event” includes (without limitation) any event, occurrence, transaction, circumstance, act or omission whatsoever (and any event, occurrence, transaction, circumstance, act or omission which is deemed or treated, for any Tax purposes, as occurring or as having occurred) including the death, winding up or dissolution of any person and being, or ceasing to be, a member of a group or under the control of any person for the purposes of any Taxation, any change of intention of any kind, the expiry of any period, being or ceasing to be resident in any jurisdiction for the purposes of any Tax, the execution of this agreement and Completion

“Group Relief” has the meaning given to that expression by section 97 CTA 2010

“HMRC” means HM Revenue & Customs

“IHTA” means the Inheritance Tax Act 1984

“ITA” means the Income Tax Act 2007

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003

“Loss” includes, in relation to a relief, the loss, reduction, unavailability, modification, claw‑back, counteraction, non-existence, disallowance or cancellation of or failure to obtain all or part of that relief and "lost" shall be construed accordingly

“Payment Regulations” means the Corporation Tax (Instalment Payments) Regulations 1998

“Post-Completion Relief” means any Relief which arises in consequence of or by reference to an Event occurring, or deemed to occur or a period after Completion and not in consequence of or by reference to any Event occurring or deemed to occur on or before Completion

“Primary Person” means any Seller and any other person with whom the Sellers and/or the Target was either associated (within the meaning of section 448, CTA 2010) or connected (within the meaning of section 1122, CTA 2010 or as the case may be section 993, ITA) on or before Completion.

“Relevant Surrender” means:

(a)	the surrender of any trading losses and/or any other amounts eligible for surrender by way of Group Relief;

(b)	the surrender of a Tax Refund;

(c)
any notional or other transfer of any asset or any reallocation of a gain or loss, as the case may be, or any reallocation of a chargeable realisation gain in accordance with the provisions of section 171A TCGA, 179A TCGA or sections 792 and 793 CTA 2009, respectively and/or;

(d)	any surrender of any eligible unrelieved foreign tax or equivalent amounts.

“Relevant Tax Liability” means any Tax Liability in respect of which the Sellers are liable to make a payment under the Tax Covenant or in respect of the Tax Warranties (or in respect of which the Sellers would be liable to make such a payment, but for the provisions of paragraph 3.2 of part 1 and/or the set off, utilisation or availability of a Windfall Relief)

“Relief” includes any loss, allowance, exemption, set‑off, deduction, credit, refund or other relief from or relating to any Taxation or to the computation of income, profits or gains for the purpose of any Taxation and any right to a repayment of Taxation

“Tax” or “Taxation”

(a)
includes (without limitation) corporation tax, advance corporation tax, income tax, capital gain tax, inheritance tax, value added tax, national insurance contributions, social security contributions, capital duty, stamp duty, stamp duty reserve tax, stamp duty land tax, customs or excise duties, all taxes, duties or charges replaced by or replacing any of them, and all taxes on gross or net income, profit or gain, distributions, receipts, sales, franchise, value added, and all levies, imposts duties, charges or withholdings in the nature of taxation but excluding (i) rates, council tax, community charge, business rates and vehicle excise duty and (ii) any levy or charge replacing any of item

(b)	all penalties, surcharges, charges and interest relating to any item within paragraph (a) above or to any late or incorrect return in respect of any of them

“Tax Authority” means any authority or person, whether of the United Kingdom, part of the United Kingdom or elsewhere, competent to impose, assess or collect any Taxation

“Tax Covenant” means paragraph 2 of part 1

“Tax Liability” means any Actual Tax Liability and any Deemed Tax Liability

“Tax Payment” means any balancing payment (as defined in sections 195 to 198 TIOPA), any payment referred to in section 171A(5) or 179A(11) TCGA and/or any payment referred to in section 799 CTA 2009

“Tax Refund” means a tax refund relating to an accounting period within the meaning of Chapter 4, Part 22 CTA 2010

“Tax Warranties” means the warranties and representations set out in Part 4

“TCGA” means the Taxation of Chargeable Gains Act 1992

“TIOPA” means the Taxation (International and Other Provisions) Act 2010

“VATA” means the Value Added Tax Act 1994

1.2	In this schedule (unless the context otherwise requires):

(a)
references to any "income, profits or gains earned, accrued or received" (or to any similar expression) shall include any income, profits and gains which are deemed or treated, for any Tax purposes, as being, or having been, earned, accrued or received;

(b)
references to any income, profits or gains earned, accrued or received on or prior to a given date or time or by reference to or in respect of a specified period, shall include income, profits or gains which are deemed or treated, for any Tax purposes, as being, or having been, earned, accrued or received on or before that date or time or in respect of that period, as the case may be;

(c)
references to any Event occurring or having occurred on or prior to a given date or time or by reference to or in respect of a specified period, shall include any Event which is deemed or treated, for any Tax purposes, as occurring, or as having occurred on or before that date or time or in respect of that period, as the case may be;

(d)
references to Target, whether express or implied, shall be read and construed as references to each of the Target and the Subsidiary individually and as if the provisions of this schedule were set out in full in respect of each such Target;

(e)
references to parts are references to parts of this schedule and references to a paragraph shall, unless otherwise stated, be to a paragraph of this schedule and of the part in which the paragraph is contained.

1.3
In determining for the purposes of this schedule whether a charge on or power to sell, mortgage or charge any of the shares in or assets of the Target exists at any time, the fact that any amount of Taxation is not yet payable or may be paid by instalments shall be disregarded and such amount of Taxation shall be treated as becoming due and the charge or power to sell, mortgage or charge as arising on the date of the transfer of value or other Event on or in respect of which it becomes payable or arises.

1.4
Any liability of the Target to any interest, fine, penalty or surcharge shall be deemed for the purposes of the Tax Covenant to arise as a result of an Event occurring on or before Completion to the extent that it relates to any Tax Liability falling within the Tax Covenant or to any failure to comply with any reporting or other obligation relating to any such Tax Liability save to the extent that it is attributable to the failure of the Target to discharge any Tax Liability, within 5 Business Days of the Sellers paying an amount to the Buyer in respect of such Tax Liability pursuant to the Tax Covenant.

1.5
Where any notice, request, consent or approval has to, or may be, given by or to the Sellers under this schedule, the notice, request, consent or approval is deemed to be duly given if given by or to (as the case may be) any one of the Sellers and, if more than one notice, request, consent or approval is given by one or more of the Sellers in relation to any one matter, the Buyer is only obliged to take account of the first in time received from any one of the Sellers.

2	Covenant by Sellers
Subject to the provisions of paragraph 3 of this part and Schedule 3 (Limitations on Liability) to the extent specifically stated therein, the Sellers hereby covenant with the Buyer to pay to the Buyer an amount equal to:

(a)	any Actual Tax Liability of the Target arising as a result of or in respect of:

(i)	any Event occurring or having occurred on or before Completion; or

(ii)	any income, profits or gains earned, accrued or received on or before, or in respect of any period ended on or before, the date of Completion; or

(iii)	the failure of a Primary Person (other than a member of the Buyer’s Group) at any time to pay any amount of Taxation which primarily falls on the Primary Person; or

(iv)
the sale of the Target Shares by the Sellers (or any of them), and/or any consideration payable, pursuant to this agreement which is a liability of the Target for income tax and National Insurance Contributions, together with any related interest and penalties; or

(v)
the exercise of any option (whether before, on or after Completion) granted on or before Completion or the acquisition of any shares or securities (or any interest in any shares or securities) pursuant to any right acquired on or before Completion provided that the Target has enforced any right available to it to reduce such Actual Tax Liability (including, without limitation, any right to transfer the Liability for Secondary Class I National Insurance Contributions to the employee under Paragraph 3B of Schedule I Social Security Contributions and Benefits Act 1992); or

(vi)
the failure to make any payment referred to in section 222(1) ITEPA within the time specified therein where the notional payment referred to therein arises as a result of an Event occurring on or before Completion or as a result of any Event referred to in paragraph 2.1(a)(v);

(vii)
the disposal by the Target of any capital asset (on or after Completion) pursuant to a contract or legally binding obligation entered into by the Target on or before Completion otherwise in the ordinary course of business of the Target where the consideration deemed or treated as received for Tax purposes exceeds the actual consideration in which case the Tax Liability will be the amount of Tax referable to the amount of such excess;

(b)	any Deemed Tax Liability;

(c)	any Actual Tax Liability in respect of inheritance tax which:
is at Completion a charge on, or gives rise to a power to sell, mortgage or charge, any of the shares or assets of the Target; or

(i)
after Completion becomes a charge on, or gives rise to a power to sell, mortgage or charge, any of the shares or assets of the Target being an Actual Tax Liability arising as a result of the death of any person within 7 years after a transfer of value (or a deemed transfer of value) if a charge on or power to sell, mortgage or charge any such shares or assets could, if the death had occurred immediately before Completion and the inheritance tax payable as a result thereof had not been paid, have existed at Completion; or

(ii)
arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whenever occurring) which increased or decreased the value of the estate of the Target;

(d)
any Tax Liability of the Target arising as a result of or in respect of the matters contained in section 4.2 in the Disclosure Letter and more specifically, HM Revenue and Customs' request concerning a request for further information relating to the acquisition of the trade and assets of Betterware UK

Limited for a consideration of £599,999 and which gave rise to a negative goodwill of £2,499,252; and

(e)
any reasonable third party costs, fees and expenses incurred by the Buyer or the Target in connection with any such liability or amount as is referred to in any of paragraphs 2(a) to 2(c) inclusive or with any Demand in respect thereof or in successfully taking or defending any action under this schedule.

3	Limitations

3.1	The Sellers shall not be liable under the covenant contained in paragraph 2 of this part, or for breach of any Tax Warranty, in respect of any Tax Liability to the extent that:

(a)
provision or reserve for it (not being a provision for deferred Taxation) is made in the Management Accounts or was otherwise taken into account in computing the amount of any such reserve or provision; or

(b)
such Tax Liability was discharged (whether by payment or the use of any Relief) on or before Completion and such payment or discharge was taken into account in the preparation of the Management Accounts; or

(c)
any Relief (other than a Buyer’s Relief) is available and feasible (or is made available at no cost to the Target) to the Target to eliminate the Tax Liability and the Buyer is made aware of the availability of such relief by the Sellers in writing in sufficient detail and time (being at least 20 Business Days prior to the expiry of any applicable time limit) to enable the relief to be utilised; or

(d)
such Tax Liability would not have arisen but for a voluntary transaction, action or omission carried out or effected by any member of the Buyer’s Group (and in the case of the Target outside the ordinary course of its business) at any time after Completion where such member was aware or should reasonably have been aware could give rise to the Tax Liability in question, except that this exclusion shall not apply where such transaction, action or omission:

(i)	is required by any legislation or other statutory requirement; or

(ii)	is carried out or effected pursuant to a disclosed and legally binding obligation of the Target entered into on or before Completion; or

(iii)	is the provision of any information or disclosure required by law to any Tax Authority; or

(e)	such Tax Liability arises or is increased as a result of:

(i)	any change in the rates of Taxation; or

(ii)	any change in legislation, regulation or directive; or

(iii)	any change in the published practice of general application of, or published concession of general application operated by, any Tax Authority;
in each case being a change first announced and taking effect after Completion; or

(f)
such Tax Liability arises as a result of a change to the date to which the Target makes up its accounts or changing any of its accounting policies, bases, practices or principles (including without limitation, the treatment of timing differences and the basis on which the Target values its assets), in either case, after Completion, but excluding any change required to comply with any law or generally accepted accounting practices or principles applicable to the Target and in force at completion; or

(g)	such Tax Liability would not have arisen but for:

(i)
the failure by or omission of the Target after Completion (other than at the written request, direction or otherwise with the written approval, of the Sellers) to make any such valid claim, election, surrender or disclaimer or to give any notice or consent the making, giving or doing of which was permitted by law and is taken into account in computing the provision for Tax in the Management Accounts and which is disclosed in writing in sufficient detail and time (being at least 10 Business Days prior to the expiry of any applicable time limit) by the Sellers to the Buyer to enable the same to be made, given or done; or

(ii)
the withdrawal or amendment by the Target after Completion (other than at the written request, direction or otherwise with the written approval, of the Sellers) of any valid claim, election, surrender, disclaimer, notice or consent made, given or done, by the Target prior to Completion and which is taken into account in computing the provision for Tax in the Management Accounts provided the Buyer knew or ought reasonably to have known, such withdrawal or amendment would give rise to such Tax Liability;

(iii)	any failure by the Buyer to comply with its obligations under paragraph 1 of part 3 but only to the extent such failure gives rises to a liability to any fine, penalty, interest and/or surcharge; or

(iv)
the Target ceasing to carry on any trade or business after Completion or effecting a major change wholly after Completion in the nature or conduct of any trade or businesses carried on by it at Completion; or

(h)	it arises as a result of an Event in the ordinary course of business of the Target since the Management Accounts Date; or

(i)
is attributable to any income, profits or gains that are earned or received by the Target or accrued to the Target but are not reflected in the Management Accounts and retained by the Target at Completion; or

(j)	to the extent that such liability has been made good by insurers or otherwise fully compensated for without cost to the Buyer or the Target; or

(k)	after Completion, in relation to a Tax Liability which arose on or before Completion a further Tax Liability arises because the Buyer:

(i)	decides under paragraph 1 of Part 2 (Rebate) below not to attempt to recover from any employee any income tax or national insurance contributions; or

(ii)	pays any income tax or national insurance contributions on behalf of any employee due from that employee through self-assessment.

3.2
The Sellers shall not be liable under the Tax Covenant or for breach of any of the Tax Warranties unless it shall have received from the Buyer written notice containing details of the relevant claim including (where possible) the amount of the claim and (to the extent that they are then available) details of the matter or default which gives rise to the claim on or before the date which is the seventh (7th) anniversary of Completion.

4	Payment

4.1
If the Sellers are or become liable to make a payment under paragraph 5 or the Tax Covenant in respect of an Actual Tax Liability or a Deemed Tax Liability falling within paragraph (a) of that definition, the Sellers shall pay such amount in cleared, immediately available funds on or before the date 5 Business Days after the date of receiving notice from the Buyer of the amount which the Sellers are required to pay or, if later, the date 3 Business Days before the date on which the Actual Tax Liability in question is, or as the case may be would have been, due for payment.

4.2
If the Sellers are or become liable to make a payment under the Tax Covenant in respect of any other amount not being an Actual Tax Liability or a Deemed Tax Liability falling within paragraph (a) of that definition, the Buyer will notify the Sellers in writing of the amount which the Sellers are required to pay and the Sellers shall pay such amount in cleared, immediately available funds on or before the date 5 Business Days after the date of such notice or, if later, the date upon which such repayment would have been payable.

4.3
Sums not paid by the Sellers on the dates specified in paragraphs 4.1 and 4.2 shall bear interest (which shall accrue from day to day after, as well as before, judgment) at 2% above the base rate from time to time of Barclays Bank plc or, in the absence of such base rate, at such similar rate as the Buyer may from time to time select and notify to the Sellers from the date following the specified date up to and including the day of actual payment of such sums (or the next business day if such day of actual payment is not a Business Day) compounded six monthly.

5	Gross-up

5.1	All sums payable by the Sellers under this schedule or (as the case may be) by the Buyer to the Sellers shall be paid:

a.	without any counter claim and/or set-off; and

b.	free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

5.2
Subject to paragraph 5.4 of this part if any amount paid under this schedule (other than a payment pursuant to paragraph 4.3 of this part or in respect of the Tax Warranties) results in an Actual Tax Liability of the payee (ignoring the availability of any Relief), the payer shall pay such further sum as will ensure that the net amount received and retained by the payee after such Actual Tax Liability (and any Actual Tax Liability in respect of such further sum) is taken into account shall equal the full amount which would have been received and retained by the payee in the absence of such Actual Tax Liability provided that, to the extent that any additional amount paid under this paragraph 5.2 results in the payee obtaining a Relief, the payee shall pay to the payer, within 3 Business Days of obtaining the benefit of the Relief, an amount equal to the lesser of the value of the Relief obtained and the additional sum paid under this paragraph 5.2.

5.3
Subject to paragraph 5.4 of this part if the payer is required to make any deduction or withholding from any payment under this schedule (other than a payment pursuant to paragraph 4.3 of this part or in respect of the Tax Warranties), the amount so due shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the payee receives, on the due date for such payment, a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made provided that, to the extent that any additional amount paid under this paragraph 5.3 results in the payee obtaining a Relief, the payee shall pay to the payer, within 3 Business Days of obtaining the benefit of the Relief, an amount equal to the lesser of the value of the Relief obtained and the additional sum paid under this paragraph 5.3.

5.4	Neither party shall be required to make any additional payment under paragraph 5.2 or 5.3 above:

a.	if the recipient assigns the benefit of this Agreement (or part thereof), save to the extent that the payer would have been so liable absent such assignment;

b.
if the recipient ceases to be resident for any Tax purpose either (in the case of the Buyer) in its jurisdiction of incorporation or (in the case of the Sellers) in the United Kingdom, save to the extent that the payer would have been so liable absent such change;

c.
if the recipient is not tax resident in the United Kingdom or has some connection with a territory outside the United Kingdom, save to the extent that the payer would have been so liable had the recipient been tax resident in the United Kingdom and not had any connection with a territory outside the United Kingdom; and

d.	if there is a change in law after Completion save to the extent that the payer would have been so liable absent such change in law.

Part 2 - Credit Mechanisms

1.	Rebate

5.1
If the Buyer becomes aware that the Target is entitled to receive from any person (other than any member of the Buyer's Group, any of the current officers or employees of the Target (unless pursuant to a contractual entitlement existing at Completion), or the Sellers or any of them), a payment which would not have been made but for any Actual Tax Liability in respect of which the Sellers have made, or are liable to make, a payment under the Tax Covenant or in respect of the Tax Warranties it shall:

(a)	inform the Sellers of that entitlement; and

(b)
subject to the Buyer and the Target first being indemnified to the Buyer's reasonable satisfaction by the Sellers against all losses, liabilities (including any additional Tax Liability), interest, reasonable costs, damages and reasonable third party expenses which may thereby be incurred, procure that the Target shall take all reasonably appropriate steps (if requested in writing to do so by the Sellers) to receive such payment provided that neither the Buyer nor the Target shall be required to take any action which would reasonably be expected to materially damage any of the Target's commercial relationships with a customer or supplier.

5.2	If the Sellers make any such request as is referred to in paragraph 1.1(b) and the Target actually receives a payment as is referred to in paragraph 1.1 then:

(a)
in a case where the Sellers have already discharged their liability under the Tax Covenant or in respect of the Tax Warranties in respect of the Actual Tax Liability referred to in paragraph 1.1, the Buyer shall repay to the Sellers a sum equal to the lesser of:

(i)
the amount of any payment so received, after deduction there from of an amount equal to any reasonable third party costs, fees and expenses incurred in obtaining it (and not previously reimbursed by the Sellers to the Buyer) and any Tax Liability incurred in respect of it; and

(ii)	the amount paid by the Sellers under the Tax Covenant or in respect of the Tax Warranties in respect of the Actual Tax Liability in question; and

(b)
in a case where the Sellers have not already discharged their liability under the Tax Covenant or in respect of the Tax Warranties in respect of the Actual Tax Liability referred to in paragraph 1.1, an amount equal to the amount referred to in paragraph 1.2(a)(i) shall be set off against the Sellers' liability.

2.	Over provisions

2.1
The Buyer shall at the written request of the Sellers, and at the Seller’s cost, require the auditors of the Target (Auditors) to determine (as experts and not as arbitrators and at the sole expense of the Sellers) whether:

(a)
any provision for Taxation (not being a provision for deferred tax) in the Management Accounts has proved to be an over-provision (other than in consequence of an Event occurring after Completion or the set off or utilisation of any Buyer’s Relief) and, if so, the amount of the over-provision;

(b)
any right to a repayment of Taxation treated as an asset in the Management Accounts has proved to be understated and if so its amount or, where no right to repayment of Taxation was treated as an asset in the Management Accounts, whether any such amount should have been treated as an asset in Management Accounts and if so the amount.

If the Auditors determine that there has proved to be such an over-provision or understatement, the amount of such over-provision or understatement (as the case may be) shall be dealt with in accordance with paragraph 2.2.

2.2	Where it is provided under paragraph 2.1 that any amount is to be dealt with in accordance with this paragraph:

a.	the amount shall first be set off against any payment then due from the Sellers under the Tax Covenant or in respect of the Tax Warranties;

b.
to the extent there is an excess, a refund shall be made to the Sellers of any previous payment made by the Sellers under the Tax Covenant or in respect of the Tax Warranties and not previously refunded under this paragraph 2 up to the amount of such excess; and

c.
to the extent that the excess referred to in paragraph 2.2(b) is not exhausted thereunder, the remainder of that excess shall be carried forward and set off against any future payment which becomes due from the Sellers under the Tax Covenant or in respect of the Tax Warranties.

2.3
Where such determination by the Auditors as is mentioned in paragraph 2.1 has been made, the Sellers or the Buyer may request the Auditors to review such determination (at the expense of the person making the request) in the light of all relevant circumstances, including any facts which have become known since such determination, and to determine whether such determination remains correct or whether, in the light of those circumstances, the amount that was the subject of such determination should be amended.

2.4
If the Auditors determine under paragraph 2.3 that an amount previously determined should be amended, that amended amount shall be substituted for the purposes of paragraph 2.1, in place of the amount originally determined and such adjusting payment (if any) as may be required by virtue of such substitution shall forthwith be made by the Sellers to the Buyer or, as the case may be, by the Buyer to the Sellers.

3.	Windfall

3.1
The Buyer shall at the written request of the Sellers require the Auditors to determine (as experts and not as arbitrators and at the sole expense of the Sellers) whether any Tax Liability which has resulted in any sum having been paid by the Sellers under the Tax Covenant or in respect of the Tax Warranties (such sum being the Relevant Amount), has given rise to a relief which is not an Accounts Relief and which would not otherwise have arisen (Windfall Relief) and a liability of the Target to make an actual payment of Tax (not being a Relevant Tax Liability) has been satisfied or avoided by the use of that Windfall Relief and, if the Auditors so determine, the lesser of the amount by which that liability has been satisfied or avoided and the Relevant Amount, shall be dealt with in accordance with paragraph 3.2.

3.2	Where it is provided under paragraph 3.1 that any amount is to be dealt with in accordance with this paragraph 3.2:

(a)	the amount shall first be set off against any payment then due from the Sellers under the Tax Covenant or in respect of the Tax Warranties;

(b)
to the extent there is an excess, a refund shall be made to the Sellers of any previous payment made by the Sellers under the Tax Covenant or in respect of the Tax Warranties and not previously refunded under this paragraph 3 up to the amount of such excess; and

(c)
to the extent that the excess referred to in paragraph 3.2(b) is not exhausted thereunder, the remainder of that excess shall be carried forward and set off against any future payment which becomes due from the Sellers under the Tax Covenant or in respect of the Tax Warranties.

4.	Buyer's Covenant

4.1
The Buyer covenants with each Seller to pay to that Seller an amount equivalent to any Actual Tax Liability of that Seller at any time after Completion where such Actual Tax Liability arises, as a result of a failure by any member of the Buyer’s Group after Completion to discharge an Actual Tax Liability and for which it is primarily liable.

4.2	The covenant contained in paragraph 4.1 shall:

(a)	extend to any reasonable costs properly incurred by the relevant Seller in making any claim under paragraph 4.1 in connection with the relevant Tax or a claim under paragraph 4.1;

(b)
not apply to Tax to the extent the Buyer could claim payment in respect of it under paragraph 2 of Part 1 (or would have been able to claim but for the provisions of paragraph 3.2 of Part 1, except to the extent a payment has been made pursuant to paragraph 2 of part 1 and the Tax to which it relates was not paid to the relevant Tax Authority by the Target concerned);

(c)
not apply unless the Sellers undertake (in a form reasonably satisfactory of the Buyer) not to seek to make any recovery (other than pursuant to paragraph 4.1) from the Buyer or any member of the Buyer's Group in respect of the Tax referred to therein.

4.3
Paragraph 4 of part 1 (due date of payment) and paragraph 1 of part 3 (conduct of claims) shall apply to the covenant contained in paragraph 4.1 as they apply to the covenants contained in paragraph 2 of part 1, replacing reference to the Sellers by the Buyer where appropriate and vice versa, and making any other necessary modification.

5.	General

5.1
A relief, recovery, overprovision or saving shall not be taken into account in computing (and so reducing or eliminating) any liability of the Sellers under the Tax Covenant or in respect of any Warranty or in computing the amount of any payment due to the Sellers under any of paragraphs 1, 2, or 3 to the extent that it has previously been so taken into account (whether pursuant to any of paragraphs 3 of part 1 or paragraphs 1, 2 or 3 of this part, in computing any damages for breach of any Warranty, in computing any payment under the Tax Covenant or otherwise).

Part 3 - Procedure

1.	Conduct of claims

1.1
If any member of the Buyer’s Group shall become aware of any Demand which will or could give rise to a liability of the Sellers under the Tax Covenant or in respect of the Tax Warranties the Buyer shall, but not as a condition precedent to the liability of the Sellers under the Tax Covenant or in respect of the Tax Warranties, give written notice thereof to the Sellers. The Buyer shall give such notice to the Sellers as soon as reasonably practicable and, in any event, where a statutory or other time limit is applicable for responding to or appealing against the Demand or to any assessment, notice, demand or other document issued (or deemed to be issued) or action taken which constitutes a Demand, the Buyer shall give written notice of the Demand to the Sellers at least 14 days prior to the expiry of such time limit. Such written notice shall, where possible, include an estimate of the liability of the Sellers under the Tax Covenant or in respect of the Tax Warranties in respect of such Demand, the basis of calculation of that estimate and such details of the Demand as are then available to the Buyer or the Target.

1.2
The Buyer shall procure that the Target shall take such action which it shall be reasonable for the Target to take and which the Sellers may by written notice given to the Buyer reasonably request to dispute, resist, appeal against, compromise or defend a Demand (any such action being an Action), provided always that:

(a)
in each case, the Buyer and the Target shall be first indemnified to the Buyer's satisfaction by the Sellers against the Taxation which is the subject of the Demand and all losses (including any additional Tax Liability), interest, reasonable third party costs, damages, liabilities and reasonable expenses which may be incurred by the Buyer or the Target as a result of, or in taking the Action;

(b)	if:

(i)
on the expiry of a period of 15 Business Days commencing on the date of any notice given by the Buyer to the Sellers pursuant to paragraph 1.1, the Sellers shall not have given to the Buyer written notice pursuant to this paragraph 1.2 requesting any Action to be taken; or

(ii)	within that period the Sellers shall not have provided the indemnity required in accordance with paragraph 1.2(a); or

(iii)
at any time after the Sellers have given to the Buyer written notice pursuant to this paragraph 1.2 requesting any Action to be taken, the Buyer gives written notice to the Sellers requiring the Sellers to clarify, or to give details, instructions and/or information in relation to, any steps or actions required by the Sellers in relation to, the Action (or any aspect thereof), the Sellers have failed to provide such clarification, details, instructions and/or information within 10 Business Days of the date of any such notice given by the Buyer to the Sellers, the Buyer and the Target shall be entitled to deal with the Demand on such terms as they shall in their reasonable discretion think fit;

(c)
the Buyer and the Target shall not be obliged to comply with any request of the Sellers which involves appealing, or otherwise taking any action in respect of, any Demand before any tribunal, court or any other appellate body (or contesting any determination in respect of any Demand by any tribunal, court or other appellate body) unless tax counsel of at least ten years call instructed by agreement between the Buyer and the Sellers (at the sole expense of the Sellers) and after full disclosure of all relevant information and documents advises in writing that such appeal is worth contesting;

(d)
the Buyer shall not be obliged to take any Action in relation to a Demand where any Tax Authority alleges the Sellers have been involved in fraudulent conduct or prior to Completion, alleges the Target has been involved in such conduct;

(e)
if prior to, or as a condition of, taking an Action, the Target is obliged to pay to, or lodge with, any Tax Authority or other third party any Taxation (and/or any other amount) the subject of the Demand (whether in whole or in part) (any such amount being the Payment) neither the Buyer nor the Target shall be obliged to take any such Action unless and until the Sellers pay to the Buyer an amount equal to the Payment. Within 5 Business Days of receipt of any such amount from the Sellers, the Buyer shall procure that the Target makes the Payment to the relevant Tax Authority or third party. If the Payment (or any part thereof) is repaid to the Target by the Taxation Authority or third party, the Buyer shall, within 5 Business Days of such repayment, pay to the Sellers an amount equal to the repayment (after deduction there from an amount equal to any reasonable third party costs, fees and expenses incurred by the Target in obtaining the repayment, any amount which the Sellers are liable to pay (but have not paid) to the Buyer pursuant to the indemnity referred to in paragraph 1.2(a) and any Tax Liability incurred in respect of the repayment).

1.3	Subject to paragraph 1.2 the Buyer hereby undertakes to the Sellers that, in relation to any Action it shall:

1.3.1	keep the Sellers informed of all material matters relating to the Action and deliver to the Sellers copies of all material documents and correspondence relating to the Action;

1.3.2	obtain the prior written approval of the Sellers (not to be unreasonably withheld or delayed) to the content and sending of written communications relating to the Action to a Tax Authority; and

1.3.3	obtain the prior written approval of the Sellers (not to be unreasonably withheld or delayed) to:

1.3.3.1	the settlement or compromise of the Demand which is the subject of the Action; and

1.3.3.2	the agreement of any matter in the conduct of the Action which is likely to affect the amount of the Demand.

1.4
If there is a dispute between the Sellers and the Buyer as to whether or not any action requested by the Sellers under paragraph 1.2 is reasonable and the dispute is not resolved between the Sellers and the Buyer, such dispute shall be referred for determination to an independent member of the Chartered Institute of Taxation or to an independent accountant specialising in Tax matters, in either case, of at least 10 years' experience, appointed by agreement between the Sellers and the Buyer or (if they do not agree) upon the application made by either party to the President, for the time being, of the Chartered Institute of Taxation who shall also be authorised to determine how the costs of obtaining his opinion should be allocated between the parties hereto.

2	Tax computations

2.1	The Buyer covenants with the Sellers:

(a)
to keep the Sellers reasonably informed of all material matters relating to the submission, negotiation and agreement of the corporation tax returns and computations of the Target for the accounting period ended on or prior to the Last Audited Accounts Date (Relevant Accounting Period);

(b)
that no such computations or returns nor any material correspondence relating to such computations or returns shall be transmitted to any Tax Authority without first being submitted to the Sellers for their comments and the Buyer shall not unreasonably refuse to incorporate any reasonable comments of the Sellers given in writing to the Buyer within fifteen Business Days of submission to the Sellers of such computations or returns or within 10 Business Days of submission to the Sellers of such correspondence (as appropriate).

2.2
The Buyer shall not be obliged to procure that the Target makes or gives any return, claim, election, surrender and/or consent in relation to Taxation, save to the extent that, in computing any provision for Tax in the Management Accounts, it was assumed that any such return, claim, election, surrender or consent would be made or given.

2.3
The Buyer shall procure that the Target provides the Sellers, at the expense of the Sellers, with such documents and information (including, without limitation, reasonable access to books, accounts and records), as the Sellers may reasonably require in writing, permitted within their rights pursuant to this paragraph 2, subject to the Sellers hereby agreeing to keep confidential all such documents and information related thereto.

2.4
The Buyer shall procure that the Target shall not submit any corporation tax return for the accounting period of the Target commencing prior to Completion and ending after Completion (Straddle Period) to any Tax Authority without giving the Sellers a reasonable opportunity to comment upon that part of the return which relates to that part of the Straddle Period which falls on or before Completion. If the Sellers do not provide comments within 15 Business Days of receipt of such return they shall be deemed to have no comments upon such return.

2.5
The Sellers shall provide to the Buyer and the Target such documents, assistance and information (including, without limitation, access to books, accounts, personnel and records), as the Buyer may reasonably require or request in writing, in connection with the preparation, submission, negotiation or agreement of any of the Target's corporation tax returns for any Relevant Accounting Period and/or the Straddle Period.

2.6	The provisions of paragraph 1 shall apply in priority to the provisions of this paragraph 2.

Part 4 - Tax Warranties

1.	Provision in the Last Audited Accounts
All liabilities, whether actual, contingent, deferred or disputed, of the Target for Tax in respect of, by reference to or in consequence of any income, profits or gains (whether actual or deemed) earned, accrued or received on or before the Last Audited Accounts Date or any Event which occurred on or before the Last Audited Accounts Date and whether incurred as principal, agent or trustee and whether primary or secondary liabilities are provided for in full in the Last Audited Accounts.

2.	Post Management Accounts Date
Since the Management Accounts Date:

(a)
the Target has not been involved in any transaction which has given or may give rise to a liability to Taxation on the Target (or would have given or might give rise to such a liability but for the availability of any relief) other than Tax in respect of normal trading income or receipts of the Target arising from transactions entered into by it in the ordinary course of business;

(b)	no accounting period (as defined in chapter 2, part 2 CTA 2009) of the Target has ended as referred to in section 10(1) CTA 2009.

3.	Payment of Tax
The Target has duly paid all Tax which it has become liable to pay on or before the due date for payment and has deducted or withheld Tax from payments as required and accounted for any Tax required to be so withheld or deducted.

4.	Compliance

4.1
The Target has made all returns, given all notices, reports, submitted all accounts and computations, obtained all registrations, maintained all records, complied with all reporting requirements and supplied all other information in relation to Taxation which it is or has been required to make, give, submit, maintain, obtain or supply to any Tax Authority and all such returns, notices, accounts, computations, registrations, records, reports and information were and (so far as the Sellers are aware) remain complete and accurate and were made, given, submitted, obtained or supplied punctually and on a proper basis.

4.2	The Target has duly submitted all elections, claims and disclaimers which have been assumed to have been made for the purposes of computing any provision for Tax in the Last Audited Accounts.

4.3
The Target is not involved in any current dispute with any Tax Authority and has not in the 6 years prior to the date hereof been the subject of any investigation, enquiry, non-routine audit or non-routine visit by any Tax Authority and so far as the Sellers are aware there are no facts which are likely to give rise to any such dispute, investigation, enquiry, audit or review.

4.4
The Target is not and has not at any time within the 3 years prior to the date hereof been liable to pay any penalty, fine, surcharge, interest or similar amount in relation to Taxation and so far as the Sellers are aware there are no facts or circumstance(s) which are likely to cause it to become liable to pay any such penalty, fine, surcharge, interest or similar amount.

4.5
No Tax Authority has agreed formally or informally to any concession or arrangement in relation to the Target not based on a strict application of the relevant legislation (other than published extra-statutory concessions, statements of practice and generic statements of a similar nature).

5.	Liability for Taxation, Demands and Reliefs

5.1	The Target has maintained sufficient records to enable it to calculate any present liability to Taxation.

5.2
The Target is not, and will not become, liable to pay, or make reimbursement or indemnity in respect of, any Taxation payable by or chargeable on or attributable to any other person (or any amount in respect of or corresponding to any such Taxation).

5.3
The Target is not, and so far as the Sellers are aware will not become, liable to make, a payment or increased payment in respect of Taxation to any person under any indemnity, covenant, guarantee, charge or agreement entered into on or before Completion.

6.	Corporation tax payments

6.1	The Target is not liable to pay its corporation tax pursuant to the Payments Regulations.

7.	Close companies
The Target has not:

(a)	since the Last Audited Accounts Date done anything so as to give rise to an assessment or any charge to tax, under section 455 CTA 2010 (as extended by section 460 CTA 2010);

(b)	within the last 6 years been a close investment-holding Target as defined in section 34 CTA 2010;

(c)	within the last 6 years been a party to an arrangement to which section 375 CTA 2009 (late interest) or section 409 CTA 2009 (discounted securities) applies.

8.	Distributions

8.1	The Target has not been concerned in any exempt distribution within the meaning of section 1075 CTA 2010.

9.	Employee benefits

9.1
All National Insurance contributions and all sums payable to HMRC under the PAYE system due and payable by the Target up to the date hereof have been paid and the Target has made all such deductions and withholdings, or retentions, as required by law.

9.2
The Target has no agreement in place by which it can recover from an employee or office holder an amount of employers National Insurance contributions by reference to which the Target has been or would be required to account.

9.3
No Event has occurred, or will or so far as the Sellers are aware may occur on or after the date hereof, in respect of any employment related securities (as defined in section 421B(8) ITEPA) or any securities option

(as defined in section 420 ITEPA) which are in existence at the date hereof or which will or may become into existence on or before Completion, which has or will, or may give rise to any current or former employee or officer of the Target (or any person who is or may be treated for the purposes of any Taxation as a current or former employee or officer of the Target) being treated as having employment income under any of the provisions of Part 7 ITEPA.

10.	Intangible Fixed Assets

10.1	The Target has not incurred any expenditure on intangible fixed assets as defined in part 8 CTA 2009.

11.	Capital gains

11.1	The Target has not within the last 6 years made any election under section 171A or 179A TCGA or section 792 CTA 2009.

11.2	The Target has not made any claim made under sections 152 or 153 TCGA to which section 154 TCGA applies which affects any asset owned by the Target at Completion.

12.	Group transactions and related party transactions

12.1	In relation to Relevant Surrenders:

(a)
details of all claims and surrenders and agreements and arrangements relating to any Relevant Surrender by or to the Target in respect of the 3 years ended on the Last Audited Accounts Date are attached to the Disclosure Letter;

(b)	the Target is not liable to make any payment for any Relevant Surrender surrendered or to be surrendered to it;

(c)	there are no amounts due or which may become due to the Target in respect of any Relevant Surrender by it;

(d)	the Target is not liable to make any Relevant Surrender; and

(e)	there are no arrangements pursuant to which the Target may become liable to repay any sums paid to it for any Relevant Surrender.

12.2	The Target has not at any time acquired any asset from any Target which at the time of the acquisition was a member of the same group of companies as defined in section 170 TCGA.

12.3
Neither the execution nor the performance or completion of this Agreement, nor any other Event since the Last Audited Accounts Date, has resulted or will result in any asset or liability being deemed to have been disposed of and/or reacquired by the Target and/or will result in the Target having, or being treated as having, earned, accrued or received any income, profits or gains.

12.4
All transactions between the Target and/or any associated or connected person have been and are on fully arm's length terms. So far as the Sellers are aware there are no circumstances which could cause any Tax Authority to make any adjustment for Taxation purposes or require any such adjustment to be made to the terms on which any such transaction is treated as taking place, and no such adjustment has been made, threatened or attempted.

13.	Residence and offshore interests

13.1
The Target is and has at any time at all times been resident in the United Kingdom for Tax purposes and is not and has not at any time been treated as resident or as having a branch or permanent establishment in any other jurisdiction for any Taxation purpose (including under any double taxation treaty or agreement).

13.2
The Target is not liable for any Taxation as the agent or Tax representative or any other person or business and does not constitute a permanent establishment of any other person, business or enterprise for any Taxation purposes.

13.3	The Target does not have, and has never had, an interest in a CFC as defined for the purposes of Part 9A of TIOPA or any interest in an offshore fund as defined in section 355 TIOPA.

14.	Inheritance Tax

14.1
The Target has not made any transfer of value within sections 94 and 202 IHTA, received any value such that liability might arise under section 199 IHTA or been a party to associated operations (as defined by section 268 IHTA) in relation to a transfer of value.

14.2
There is no unsatisfied liability to inheritance tax attached to, or attributable to the shares or any asset of the Target and none of them is or are subject to any HMRC charge as mentioned in section 237 IHTA.

14.3	The Target Shares are not, and the assets owned by the Target are not, subject to or liable to be subject to any sale, mortgage or charge by virtue of section 212 IHTA.

15.	VAT

15.1
The Target is a taxable person for the purposes of VAT and is duly registered for VAT and has been so registered at all times that it has been required to be registered for the purpose of the VAT. Such registration is not subject to any conditions imposed by or agreed with HMRC.

15.2	The Target is not and has never been a member of a group for the purpose of VAT, and has not applied for such treatment.

15.3
The Target is not, and has not been, subject to any penalty liability notice, written warning of failure to comply, surcharge liability notice or requirement to give security as a condition of making taxable supplies.

15.4	The Target has not registered, and is not required to register, for VAT purposes (or for the purposes of any similar tax on added value or turnover) in any country other than the United Kingdom.

15.5
All VAT, import duty and other taxes or charges payable by the Target upon the supply, acquisition, use or importation of goods or services and all excess duties payable in respect of any assets (including trading stock imported or owned by the Target), has been paid in full.

16.	Stamp duty, stamp duty reserve tax and stamp duty land tax

16.1
All documents in the possession or under the control of the Target or to the production of which the Target is entitled and which are required to prove title of the Target to any asset owned by it at the date of this Agreement have been duly stamped and no such documents retained outside the United Kingdom would attract stamp duty if brought into the United Kingdom.

16.2
Neither entering into this agreement, Completion or the performance of this agreement will result in the withdrawal of any stamp duty or stamp duty land tax relief granted on or before Completion which will affect the Target.

16.3
The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48 FA 2003) acquired or held by the Target before Completion in respect of which the Sellers are aware or ought reasonably to be aware that an additional land transaction return will be required to be filed with a Tax Authority and for a payment of stamp duty land tax made on or after Completion.

Executed and delivered as a deed by         )
TRILLIUM POND AG a company         )
incorporated in Switzerland            )
acting by: John Rochon, Jr.            )    /s/ John Rochon, Jr.
being a person who, in accordance with Authorised signatory
the laws of that territory, is acting under
the authority of the company
in the presence of the following witness:
Signature: /s/ Tucker Gagen
Name: Tucker Gagen
Address: 2400 Dallas Parkway
Suite 230, Plano, TX 75093
Occupation: Associate

Executed and delivered as a deed by         )
CVSL INC a company                 )
incorporated in the USA                )
acting by:Russell Mack                )    /s/ Russell Mack
being a person who, in accordance with Authorised signatory
the laws of that territory, is acting under
the authority of the company
in the presence of the following witness:
Signature: /s/ Tucker Gagen
Name: Tucker Gagen
Address: 2400 Dallas Parkway
Suite 230, Plano, TX 75093
Occupation: Associate

Executed and delivered as a deed by     )
ROBERT WAY                )    /s/ Robert Way
in the presence of the following witness:
Signature: /s/ Marion Merrix
Name: Marion Merrix
Address:
Occupation: Accountant

Executed and delivered as a deed by     )
ANDREW COHEN            )    /s/ Andrew Cohen
in the presence of the following witness:
Signature: /s/ Ian Williamson
Name: Ian Williamson
Address:
Occupation: Chartered Accountant